Form 10-K405, Exhibit 13
period 1999-03-31
CENTRAL BANCORP INC /MA/
filed 1999-06-28
CIK 1076394

                                                                      EXHIBIT 13
                              1999 Annual Report



POSITIONED
for success

                            [PICTURE APPEARS HERE]

                                                                   Central
                                                                   Bancorp, Inc.

Profile

In 1999, Central Bancorp, Inc. became the holding company for Central Bank, whose legal name is Central Co-operative Bank. The Bank was founded in 1915 as a Massachusetts chartered co-operative bank to provide savings deposits and originate mortgage loans. Between 1970 and 1982, the Bank grew through mergers with six other Massachusetts co-operative banks. In 1994, Central Bank acquired Metro Bancorp, Inc., the parent company of Metropolitan Bank and Trust Company.

In October 1986, Central Bank become a public company by converting to a capital stock co-operative bank.

Central Bank is a full-service community banking operation that provides a variety of deposit and lending services -- including savings and checking accounts for retail and business customers, mortgage loans for constructing, purchasing and refinancing residential and commercial properties and loans for education, home improvement and other purposes. The Bank operates eight full-service offices in the Massachusetts communities of Somerville, Arlington, Burlington, Chestnut Hill, Malden, Melrose, and Woburn (two branches).

Dear
Stockholder



POSITIONED
for success


Fiscal 1999 was highlighted by the successful establishment of Central Bancorp, Inc., as the holding company for Central Bank. This important strategic move, which was completed in January 1999, has provided our company with a strong foundation for future growth, prosperity and diversification.

Over the long term, the holding company will give us significantly greater operating flexibility. It also will enable us to leverage our company's strong capital position and broaden our revenue stream by expanding into diverse areas. We will monitor the market on a regular basis to ensure that we take advantage of opportune situations that may arise.

We view the increasing consolidation of larger banking institutions as a positive development for well established community-based companies such as Central Bank. An increasing number of consumers prefer the more personalized service and lower fees that community banks have traditionally provided. Also, many consumers are frustrated with the changes and uncertainties that often result from bank mergers, such as the imposition of higher fees and the sale of accounts and branch offices to other banks. One of our most important assets is the fact that we have a long-term presence and respect within the communities we serve and have been very successful over the years at meeting the personal banking needs of our customers.

                                                              1999 Annual Report


As previously announced, in May 1999, we initiated a stock repurchase program because the common stock represented, in our judgment, an attractive investment. We have already repurchased several thousand shares and intend to purchase additional shares if market conditions remain favorable. Additionally, the reduction in the number of outstanding shares resulting from the repurchases is expected to benefit our stockholders by increasing earnings per share.

Financially, fiscal 1999 was another year of solid earnings, with net income at $2,682,000, or $1.38 per diluted share. Our operating performance, as measured by net interest and dividend income, increased by $249,000 in fiscal 1999 compared to fiscal 1998. Stockholders' equity was at a record $38,742,000 as of March 31, 1999, and our capital ratio remained well above regulatory requirements during fiscal 1999. Our overall financial results also reflected a decrease of $471,000 in gains taken on sales of investment securities and increased costs associated with enhancements to data processing systems to facilitate the expansion of our product offerings and with modifications to our computer systems to make them Year 2000 compatible.

These enhancements to our data processing systems are designed to further strengthen the company's competitive position by enabling us to better meet the needs of those customers who are relying more heavily on computers and other technologies. We are actively evaluating computer-based services such as Internet banking whereby customers can conduct many of their banking transactions, obtain account information and pay their bills -- all on line. Broadening


       [TWO CHARTS COMPARING NET INTEREST AND DIVIDEND INCOME FROM 1995
   TO 1999 AND COMPARING STOCKHOLDERS' EQUITY FROM 1995 TO 1999 APPEAR HERE]

On January 8, 1999...


                            [PICTURE APPEARS HERE]

 ...Central Bancorp, Inc. became the holding company for Central Bank, marking another important milestone for our company and a very positive development for our stockholders. The holding company structure -- by providing greater operating flexibility to diversify and to leverage our strong capital position -- strengthens Central Bank within the marketplace and provides us with a solid foundation to enhance stockholder value as we move into the new millennium. We are very well positioned for continued success.



Central Bank's net interest and dividend income rose by $249,000 in fiscal 1999 over fiscal 1998 despite a very competitive market for loans. Stockholders' equity of $38,742,000 at March 31, 1999 was nearly $2,000,000 above March 31, 1998 and also represented the highest level in the company's history.

                                                                   Central
                                                                   Bancorp, Inc.



our array of products and services to incorporate more automated elements represents an excellent investment in our future. At the same time, we intend to maintain our one-on-one personalized banking relationships with those customers who are uncomfortable with the evolving technology and, consequently, prefer to conduct their business by coming into one of our branch offices to meet with our staff on a face-to-face basis.

The principal objective of your Board of Directors and senior management is to continue to build sustainable, long-term value for our stockholders. The steps we have taken to strengthen the organization through the formation of a holding company -- along with our strong financial situation, our excellent reputation within the community and our technology enhancements -- place our company in an excellent position for continued success. On behalf of the Board of Directors and the management of Central Bancorp, I want to take this opportunity to thank you for your continued support and to reassure you that we are working very hard to improve the value of your investment in our company.

Sincerely,

/s/ John D. Doherty
John D. Doherty
President & Chief Executive Officer

                            [PICTURE APPEARS HERE]

                                                            Financial Highlights


                                                                                               March 31,
(In Thousands, Except Per Share Data and Selected Ratios)                 1999       1998        1997       1996       1995
-----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
Total assets...................................................        $ 364,696  $ 375,233   $ 320,950  $ 310,949  $ 320,921
Total loans....................................................          280,346    281,724     234,935    214,421    212,438
Investments:
    Available for sale.........................................           68,881     73,027      63,839     64,796     31,997
    Held to maturity...........................................               --      4,000       4,000      5,651     53,006
Deposits.......................................................          266,463    276,364     259,093    257,096    261,121
Borrowings.....................................................           57,000     59,000      25,000     18,000     28,000
Total stockholders' equity.....................................           38,742     36,786      33,545     31,084     29,106

Shares outstanding.............................................            1,967      1,965       1,965      1,965      1,917

STATEMENTS OF OPERATIONS
Net interest and dividend income...............................        $  11,947  $  11,698   $  11,623  $  11,075  $  10,007
Provision for loan losses......................................               --         --          --        120        700
Total non-interest income......................................            1,368      1,814         888      1,347        702
Total operating expenses.......................................            8,773      8,471       8,986     10,666      8,516
Net income.....................................................            2,682      3,047       2,837      1,226      1,445
Earnings per common share, assuming dilution...................             1.38       1.56        1.46       0.64       0.76

SELECTED RATIOS
Interest rate spread...........................................             2.97%      3.11%       3.45%      3.37%      3.12%
Net yield on interest-earning assets...........................             3.29       3.45        3.78       3.64       3.86
Equity-to-assets...............................................            10.62       9.80       10.45      10.00       9.07
Return on average assets.......................................             0.72       0.88        0.89       0.39       0.54
Return on average stockholders' equity.........................             7.12       8.64        8.67       3.96       5.16

Management's Discussion and Analysis of
Financial Condition and Results of Operations


General

Central Bancorp, Inc. (the "Company") is a Bank Holding Company headquartered in Somerville, Massachusetts. The Company is the holding company for its wholly owned subsidiary, Central Bank (the "Bank"), a state chartered co-operative bank. Through the Bank, the Company acquires funds in the form of deposits and uses the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to make loans on commercial real estate and business loans in its market area. The Bank also makes a limited amount of consumer loans including education, home improvement and secured and unsecured personal loans. The Bank has used excess funds to purchase investment and mortgage-backed securities.

     The operations of the Bank are generally influenced by overall economic conditions, the related monetary and fiscal policies of the federal government and the regulatory policies of financial institution regulatory authorities, including the Banking Commissioner, the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC").

     The Bank monitors its exposure to earnings fluctuations resulting from market interest rate changes. Historically the Bank's earnings have been vulnerable to changing interest rates due to differences in the terms to maturity or repricing of its assets and liabilities. For example, in a rising interest rate environment, the Bank's net interest income and net income could be negatively affected as interest-sensitive liabilities (deposits and borrowings) could adjust more quickly to rising interest rates than the Bank's interest-sensitive assets (loans and investments).

     The following is a discussion and analysis of the Bank's results of operations for the last three years and its financial condition at the end of fiscal years 1999 and 1998. Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes.


[PICTURE APPEARS HERE]


Results of Operations

The Bank reported net income of $2.7 million or $1.38 per diluted share for fiscal 1999 as compared to $3.0 million or $1.56 per diluted share for fiscal 1998 and $2.8 million or $1.46 per diluted share for fiscal 1997, respectively.

     The Bank's earnings decrease for fiscal 1999 was primarily the result of a decrease in net gains from the sales of investment securities and an increase in operating expenses, partially offset by an improvement in net dividend and interest income. The Bank was able to increase net interest and dividend income during this period despite a fiercely competitive market for loans which caused the average yield on loans to decline. The decrease in deposits resulted from management's decision to not aggressively price deposits in a declining interest rate environment which caused the overall cost of funds to decrease.

     The Bank's fiscal 1998 earnings were favorably affected by a reduction in operating expenses, and net gains from sales of investment securities

Interest Rate Spread

The Bank's operating results are significantly affected by its net interest spread, which is the difference between the yield on loans and investments and the interest cost of deposits and borrowings. The interest spread is affected by economic conditions and market factors which influence interest rates, loan demand and deposit flows.

The following table presents the Bank's income yield and cost of funds by their primary components for the fiscal years ended March 31;

                                                  1999                            1998                            1997
                                    -----------------------------------------------------------------------------------------------
                                      Average               Yield/    Average               Yield/    Average                Yield/
(Dollars In Thousands)                Balance   Interest     Rate     Balance   Interest     Rate     Balance   Interest      Rate
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Mortgage loans..................   $ 282,631  $  21,250    7.52%   $ 245,339  $  19,326    7.88%   $ 225,807  $  17,917     7.93%
  Other loans.....................       4,882        423    8.66        4,990        444    8.90        5,200        469     9.01
  Short-term
    investments...................      13,128        650    4.95        4,495        251    5.58        4,851        262     5.41
  Investment securities...........      23,375      1,481    6.34       38,836      2,443    6.29       52,767      3,400     6.44
  Mortgage-backed
    securities....................      37,676      2,097    5.57       44,073      2,659    6.03       17,617      1,150     6.53
  The Cooperative
    Central Bank
    Reserve Fund..................       1,576         95    6.03        1,576         99    6.28        1,576        111     7.04
                                     ---------  ---------            ---------  ---------            ---------  ---------
   Total interest-earning
    assets........................   $ 363,268     25,996    7.16    $ 339,309     25,222    7.43    $ 307,818     23,309     7.57
                                     =========  ---------            =========  ---------            =========  ---------
Interest-bearing liabilities:
  Deposits........................   $ 275,135     10,770    3.91    $ 270,650     11,084    4.10    $ 258,017     10,182     3.95
  Advances from Federal
    Home Loan Bank
    of Boston.....................      59,901      3,279    5.47       42,130      2,440    5.79       25,330      1,504     5.94
                                     ---------  ---------            ---------  ---------            ---------  ---------
   Total interest-bearing
    liabilities...................   $ 335,036     14,049    4.19    $ 312,780     13,524    4.32    $ 283,347     11,686     4.12
                                     =========  ---------            =========  ---------            =========  ---------
Net interest and
   dividend income................              $  11,947                       $  11,698                       $  11,623
                                                =========                       =========                       =========
Interest rate spread..............                           2.97%                           3.11%                            3.45%
                                                             ====                            ====                             ====
Net yield on interest
   earning assets.................                           3.29%                           3.45%                            3.78%
                                                             ====                            ====                             ====

Rate/Volume Analysis
The effect on net interest income of changes in interest rates and changes in the amounts of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the fiscal years indicated attributable to (i) changes in the interest rates; (ii) changes in volume; and (iii) the combined effect of changes in interest rates and volume.

                                                    1999 vs. 1998                            1998 vs. 1997
                                       ---------------------------------------  ---------------------------------------
                                        Change due to Increase (Decrease) in:    Change due to Increase (Decrease) in:
                                       ---------------------------------------  ---------------------------------------
                                                           Rate/                                        Rate/
(In Thousands)                          Volume    Rate    Volume     Total       Volume       Rate     Volume    Total
------------------------------------------------------------------------------  ---------------------------------------
Interest and dividend income:
  Mortgage loans...................... $ 2,939    $ (883)   $ (132)   $ 1,924   $ 1,550     $ (130)   $  (11)   $ 1,409
  Other loans.........................     (10)      (12)        1        (21)      (19)        (6)       --        (25)
                                       -------    ------    ------    -------   -------     ------    ------    -------
   Total income from loans............   2,929      (895)     (131)     1,903     1,531       (136)      (11)     1,384
                                       -------    ------    ------    -------   -------     ------    ------    -------
Short-term investments................     482       (28)      (55)       399       (19)         9        (1)       (11)
Investment securities.................    (972)       19        (9)      (962)     (898)       (80)       21       (957)
Mortgage-backed securities............    (386)     (203)       27       (562)    1,727        (87)     (131)     1,509
The Co-operative Central Bank
    Reserve Fund......................      --        (4)       --         (4)       --        (12)       --        (12)
                                       -------    ------    ------    -------   -------     ------    ------    -------
   Total income from investments......    (876)     (216)      (37)    (1,129)      810       (170)     (111)       529
                                       -------    ------    ------    -------   -------     ------    ------    -------
   Total interest and dividend income.   2,053    (1,111)     (168)       774     2,341       (306)     (122)     1,913
                                       -------    ------    ------    -------   -------     ------    ------    -------
Interest expense:
  Deposits............................     184      (514)       16       (314)      499        385        18        902
  Advances from Federal Home Loan
     Bank of Boston...................   1,029      (135)      (55)       839       997        (37)      (24)       936
                                       -------    ------    ------    -------   -------     ------    ------    -------
   Total interest expense.............   1,213      (649)      (39)       525     1,496        348        (6)     1,838
                                       -------    ------    ------    -------   -------     ------    ------    -------
Net interest and dividend income...... $   840    $ (462)   $ (129)   $   249   $   845     $ (654)   $ (116)   $    75
                                       ======================================   =======================================

Interest and Dividend Income

The Bank experienced a $774 thousand overall increase in interest and dividend income for the fiscal year ended March 31, 1999 compared to fiscal 1998. Interest income on loans increased by $1.9 million to $21.7 million due to a $37.2 million increase in average loan balances although total loans decreased by $1.4 million from March 31, 1998 to March 31, 1999. Partly offsetting the increase in average loans outstanding was a 36 basis point decrease in the average yield on these loans. The Bank originated new loans amounting to $111.2 million, of which $51.1 million are adjustable-rate loans. Additionally, interest and dividend income on investments decreased by $1.1 million due primarily to a $13.2 million decrease in average total balances of investments and by a 42 basis point decrease in the rate earned on investments during fiscal 1999. The overall total average balance of interest-earning assets increased by $24 million from fiscal 1998 to fiscal 1999 while the average yield on all interest-earning assets decreased by 27 basis points between the two fiscal years.

     The Bank experienced a $1.9 million overall increase in interest and dividend income for the fiscal year ended March 31, 1998 compared to fiscal 1997. Interest income on loans increased by $1.4 million to $19.8 million due to a $19.3 million increase in average loan balances. Partly offsetting the loan volume increase was a 6 basis point decrease in the average yield on these loans. The Bank originated new loans amounting to $109.7 million, of which $68.5 million are adjustable-rate loans. Additionally, interest and dividend income on investments increased by $529 thousand due primarily to a $12.2 million increase in average total balances of investments partly offset by a 28 basis point decrease in the rate earned on investments during fiscal 1998. The overall total average balance of interest-earning assets increased by $31.5 million from fiscal 1997 to fiscal 1998 while the average yield on all interest-earning assets decreased by 14 basis points between the two fiscal years.


[PICTURE APPEARS HERE]

Interest Expense

Interest expense on deposits decreased during the fiscal year ended March 31, 1999 by $314 thousand from $11.1 million in fiscal 1998 to $10.8 million in fiscal 1999. The decrease can be attributed to a decrease of 19 basis points in the interest rate paid on deposits from 4.10% during fiscal 1998 to 3.91% during fiscal 1999, which was partly offset by an increase in the average balance of deposits to $275.1 million during fiscal 1999 from $270.7 million during fiscal 1998. Interest expense on borrowings increased as the average balance of borrowings rose to $59.9 million during fiscal 1999 from $42.1 million during fiscal 1998. Partly offsetting the increase in the average balance was a 32 basis point decrease in the rate paid on these borrowings to 5.47% in fiscal 1999 from 5.79% in fiscal 1998. Both factors combined to cause a $839 thousand increase in interest expense on borrowings during fiscal 1999. There was an overall increase in the average balance of interest-bearing liabilities of $22.3 million during fiscal 1999 compared to fiscal 1998.

     For fiscal 1998, interest expense on deposits increased by $902 thousand from $10.2 million in fiscal 1997 to $11.1 million in fiscal 1998. The increase can be attributed primarily to an increase in the average total balance of deposits to $270.7 million during fiscal 1998 from $258.0 million in the prior period and a 15 basis point increase in the interest rate paid on these deposits from 3.95% during fiscal 1997 to 4.10% during fiscal 1998. Interest expense on borrowings also increased as the average balance of borrowings rose to $42.1 million during fiscal 1998 from $25.3 million during fiscal 1997. Partly offsetting the increase in the average balance was a 15 basis point decrease in the rate paid on these borrowings to 5.79% in fiscal 1998 from 5.94% in fiscal 1997. Both factors combined to cause a $936 thousand increase in interest expense on borrowings during fiscal 1998. There was an overall increase in the average balance of interest-bearing liabilities of $29.4 million during fiscal 1998 compared to fiscal 1997.

Provision for Loan Losses

Due to the Bank's stable and relatively high level of asset quality, there was no provision for loan losses during fiscal 1999, 1998 and 1997. At March 31, 1999, 1998 and 1997, problem assets totaled $420 thousand, $1.7 million and $2.8 million, representing 0.1%, 0.4% and 0.9% of total assets, respectively. Problem assets are loans 90 days or more past due, real estate acquired by foreclosure and impaired loans. Loans 90 days or more past due amounted to $419 thousand at March 31, 1999, an increase of $62 thousand from $357 thousand at March 31, 1998. There were no impaired loans at March 31, 1999. At March 31, 1998, impaired loans amounted to $1.3 million, all performing within the term of the current agreements. There was no real estate acquired by foreclosure at March 31, 1999 or 1998 which compares with $13 thousand at March 31, 1997.

Non-interest Income

Total non-interest income for fiscal 1999 was $1.4 million, compared to $1.8 million during fiscal 1998. The primary reason for the $446 thousand decrease was a decrease in gains from the sales of investment and mortgage-backed securities during fiscal 1999 of $580 thousand compared to $1.1 million during fiscal 1998. In addition, during fiscal 1999, the Bank sold a non-banking facility realizing a net gain on sale of $105 thousand.

     Total non-interest income for fiscal 1998 was $1.8 million, compared to $888 thousand during fiscal 1997. The primary reason for the $926 thousand increase was the Bank taking advantage of favorable market prices of certain securities and thereby realizing net gains from the sales of investment and mortgage-backed securities during fiscal 1998 of $1.1 million which compares to $48 thousand during fiscal 1997.

Operating Expenses

Operating expenses increased $302 thousand during the fiscal year ended March 31, 1999, as compared to the fiscal year ended March 31, 1998. This increase is primarily attributable to increases in salaries and benefits of $179 thousand, in occupancy and equipment of $273 thousand and in data processing service fees of $146 thousand due to a change in computer processing systems. These increases were partially offset by a reduction in professional fees during fiscal 1999 of $144 thousand due to consulting fees incurred during fiscal 1998 relating to the change in computer processing systems. Other expenses decreased during fiscal 1999 by $151 thousand due to decreased advertising and promotional activities as compared to fiscal 1998.

     During the fiscal year ended March 31, 1998, operating expenses decreased $515 thousand, as compared to the fiscal year ended March 31, 1997. Reductions in retirement and benefit costs during fiscal 1998 were the primary causes of the $100 thousand decrease in salaries and employee benefits during fiscal 1998. Foreclosure expenses for fiscal 1998 were $123 thousand less than fiscal 1997 due primarily to the removal of real estate acquired by foreclosure. Other expenses decreased by $348 thousand during the fiscal year ended March 31, 1998 compared to fiscal 1997, primarily due to expenses incurred during fiscal 1997 relating to litigation involving a former investment fund. This litigation was settled, on terms favorable to the Bank, during the third quarter of fiscal 1997.

Income Taxes

The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     During fiscal 1999 and 1998, the Bank's effective income tax expense increased substantially to approximately the statutory rate. The effective rates of income tax expense for the fiscal years ended March 31, 1999, 1998 and 1997 were 41.0%, 39.6% and 19.5%, respectively. During fiscal 1997, the change in the valuation reserve under the asset and liability method of accounting for income taxes allowed the Bank to record income tax expense at less than the statutory tax rates.

Financial Condition

Total assets at March 31, 1999 amounted to $364.7 million, a decrease of $10.5 million from $375.2 million at March 31, 1998. Total assets at March 31, 1998 increased $54.2 million from $321.0 million at March 31, 1997. During fiscal 1999, proceeds from the sale and maturity of investment securities were used to fund the decrease in the Bank's deposits.

     Net loans decreased $1.4 million to $277.4 million at March 31, 1999 from $278.8 million at March 31, 1998. At March 31, 1999, mortgage loans were $274.1 million, a $2.9 million decrease from March 31, 1998. During the fiscal year ended March 31, 1999, the Bank originated loans totaling $111.2 million, of which $60.1 million were fixed-rate loans and $51.1 million were adjustable-rate loans. Total loans originated during the fiscal year ended March 31, 1998, totaled $109.7 million, of which $41.3 million were fixed-rate loans and $68.4 million were adjustable-rate loans.

Risk Elements

The improvement in the Bank's real estate portfolio continued through fiscal 1999, which resulted in a $1.3 million overall decrease in its problem assets at March 31, 1999 as compared to March 31, 1998. Any reversal of the favorable economic conditions experienced during fiscal 1999 could result in the Bank experiencing increases in problem assets which would negatively affect the Bank's results of operations.

     The allowance for loan losses is maintained at a level which management considers adequate to provide for inherent probable losses based on an evaluation of known and inherent risks in the portfolio. Such evaluation includes identification of adverse situations which may affect the ability of certain borrowers to repay, a review of overall portfolio size, quality, composition and an assessment of existing and anticipated economic conditions. While management uses available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making current evaluations. Any such adjustments to the allowance could negatively affect the Bank's net income. Additions to the allowance are charged to earnings; realized losses, net of recoveries, are charged to the allowance.

Investment Activities

The Bank's management believes it prudent to maintain an investment portfolio that provides not only a source of income but also a source of liquidity to meet lending demands and fluctuations in deposit flows.

[PICTURE APPEARS HERE]

Deposits

Total deposits at March 31, 1999 were $266.5 million, a $9.9 million decrease from $276.4 million one year earlier. Savings accounts and other types of deposits have traditionally been an important source of funds for lending, investment purchases, and for other general business purposes. The decrease in deposits resulted from management's decision to not aggressively price deposits in a declining interest rate environment which caused the overall cost of funds to decrease.

Advances from the Federal Home Loan Bank of Boston

Advances from the Federal Home Loan Bank of Boston decreased to $57.0 million at March 31, 1999 from $59.0 million at March 31, 1998.

Asset/Liability Management and Market Risk

The Bank's earnings are largely dependent on its net interest income, which is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank seeks to reduce its exposure to changes in interest rate, or market risk, through active monitoring and management of its interest rate risk exposure. The policies and procedures for managing both on and off balance sheet activities are established by the Bank's asset/liability management committee (ALCO). The Board of Directors reviews and approves the ALCO policy annually and monitors related activities on an ongoing basis.

     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.

     The main objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and preserve capital, while adjusting the Bank's asset/liability structure to control interest rate risk. However, a sudden and substantial increase or decrease in interest rates may adversely impact earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.

     The following two tables reflect different methods of disclosing the Bank's exposure to a change in interest rates and its potential impact on the Bank's net interest income. The gap analysis uses contractual maturities and next repricing dates while the market risk simulation measures changes in net interest income as a result of changes in market interest rates. The interest rate sensitivity of the Bank's assets and liabilities in both tables would vary substantially if different assumptions were used or if actual experience differs from the assumptions provided.

     The following table sets forth maturity and repricing information concerning the Bank's interest-sensitive assets and liabilities at March 31, 1999. The table does not reflect partial or full prepayment of loans or mortgage-backed securities prior to contractual maturity.

(Dollars In Thousands)
                                                                   Time Interval from March 31, 1999
---------------------------------------------------------------------------------------------------------------------------------
                                        0-30      31-90       91-180      181-365       1-3          3-5
                                        Days      Days         Days         Days       Years        Years    Thereafter   Total
                                   ----------------------------------------------------------------------------------------------
Interest-sensitive assets:
  Short-term investments...........  $ 16,939   $     --   $       --   $      --    $      --    $     --   $     --   $ 16,939
  Investment securities
     (including stock in the
     Federal Home Loan
     Bank of Boston)...............     6,422      3,350           --         511        2,014       1,003     11,993     25,293
  Adjustable-rate loans (a)........    15,775      4,306       11,958       8,656       43,599      77,398     18,837    180,529
  Fixed-rate loan
     amortization (b)..............    10,092        538        1,875       1,890       10,469       7,674     67,279     99,817
  Mortgage-backed securities
     amortization (b)..............     8,783      2,762        2,659       2,793          360         586     12,056     29,999
  The Co-Operative Central
     Bank Reserve Fund.............        --         --        1,576          --           --          --         --      1,576
                                   ----------------------------------------------------------------------------------------------
  Total interest-
     sensitive assets..............    58,011     10,956       18,068      13,850       56,442      86,661    110,165    354,153
                                   ----------------------------------------------------------------------------------------------
Interest-sensitive liabilities:
  NOW accounts (c).................     7,164         --           --          --           --          --     21,493     28,657
  Regular, club, and 90 day
     notice accounts (c)...........    15,273          6           --          --           --          --     45,811     61,090
  Money market
     deposit accounts..............    22,846         --           --          --           --          --         --     22,846
  Term deposit certificates........     5,660     17,065       53,671      39,079       21,187       2,223         36    138,921
  Advances from
     FHLB of Boston................        --         --           --       2,000        5,000       9,000     41,000     57,000
                                   ----------------------------------------------------------------------------------------------
  Total interest-sensitive
     liabilities...................    50,943     17,071       53,671      41,079       26,187      11,223    108,340    308,514
                                   ----------------------------------------------------------------------------------------------
Interest-sensitivity gap
  (assets minus liabilities).......  $  7,068   $ (6,115)  $  (35,603)  $ (27,229)   $  30,255    $ 75,438   $  1,825   $ 45,639
                                   ==============================================================================================
Cumulative gap.....................  $  7,068   $    953   $  (34,650)  $ (61,879)   $ (31,624)   $ 43,814   $ 45,639
                                   ==================================================================================
Cumulative interest-sensitive
  assets as a percent of
  cumulative interest-
  sensitive liabilities............    113.90%    101.40%       71.50%      62.00%       83.30%     121.90%    114.80%
Cumulative gap as a percent
  of total assets..................      1.90%      0.30%       (9.50)%    (17.00)%      (8.70)%     12.00%     12.50%


(a) Adjustable-rate mortgage loan amounts and other loans subject to repricing are accumulated as if the entire balance came due on the repricing date.

(b) Amortization is shown in the time period corresponding to the contractual amortization or, when such information was not available, the computed principal amortization based on weighted average maturities and weighted average rates. Fixed-rate demand loans are shown in the "0-30 Days" category and are usually amortized over longer periods and can be repriced at the option of the Bank.

(c) Although NOW and regular accounts are subject to immediate withdrawal and repricing, management considers these accounts to have significantly longer effective maturities and repricing terms; therefore, the majority of such accounts have been included in the "Thereafter' category. If NOW and regular accounts had been assumed to be subject to repricing within one year, the cumulative excess of interest-sensitive liabilities over interest-sensitive assets would have been $129,182 or 35.4% of total assets.

     The Bank quantifies its interest-rate risk exposure using a sophisticated simulation model. Simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specific time horizon.

     Simulation analysis involves projecting future interest income and expense under various rate scenarios. The simulation is based on actual cash flows and assumptions of management about the future changes in interest rates and levels of activity (loan originations, loan prepayments, deposit flows, etc). The assumptions are inherently uncertain and, therefore, actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and strategies. The net interest income projection resulting from use of actual cash flows and management's assumptions is compared to net interest income projections based on an immediate shift of 300 basis points upward and 200 basis points downward in the first year of the model.

     The following table indicates the estimated exposure as a percentage of estimated net interest income for the next twelve and twenty-four month periods:

                                              Percentage Change in Estimated
                                                 Net Interest Income Over
                                              ------------------------------
                                                  12 months    24 months
                                              ------------------------------
300 basis point increase in rates............      (14.32)%    (14.82)%
200 basis point increase in rates............       (4.55)     (10.07)


Based on the scenario above, net interest income of the company would be adversely affected in both the twelve and twenty-four month periods.

[PICTURE APPEARS HERE]

Liquidity

The Bank's principal sources of liquidity are customer deposits, amortization and repayments of loan and mortgage-backed security principal, FHLB of Boston advances and maturities of various other investments. These various sources of liquidity, as well as the Bank's ability to sell residential mortgage loans in the secondary market, are used to fund deposit withdrawals, loan originations and investments.

     Deposits have been a relatively stable source of funds for the Bank despite the continued decrease in interest rates in recent years. During fiscal 1999, deposit balances decreased by $9.9 million to $266.5 million from $276.4 million at March 31, 1998.

     The Bank is a member of the FHLB of Boston and has the ability to borrow from the FHLB of Boston for any sound business purpose for which the Bank has legal authority, subject to such regulations and limitations as may be prescribed. At March 31, 1999 and 1998, the Bank had outstanding FHLB of Boston advances of $57.0 million and $59 million, respectively. The deposits and FHLB advances were used to fund the Bank's lending and investing activities during the year. The FHLB of Boston advances are secured by a blanket lien on residential first mortgage loans, investment securities and all stock in the FHLB of Boston.

     As a member of The Co-operative Central Bank, the Bank also has the right to borrow from that organization for short-term cash needs, by pledging certain assets. The Bank also may obtain funds from the Federal Reserve Bank of Boston by pledging certain of the Bank's notes and drafts. The Bank has not exercised these rights.

     Loan originations, including purchases, totaled $111.2 million, $109.7 million, and $60.7 million for the fiscal years ended March 31, 1999, 1998 and 1997, respectively. At March 31, 1999, outstanding commitments to originate mortgage loans totaled $6.4 million, and commitments for un-advanced funds on home equity, commercial and construction loans totaled $15.9 million. Currently, the Bank does not have any mortgage loans available for sale in the secondary market. Management believes that the Bank has adequate sources of liquidity to fund these commitments.

Capital Resources

Massachusetts chartered co-operative banks that are insured by the FDIC, such as the Bank, are required to maintain minimum capital ratios pursuant to banking regulations. The first standard establishes a risk-adjusted ratio relating capital to different categories of balance sheet assets and off-balance sheet obligations. Two categories of capital are defined: Tier 1 or core capital (stockholders' equity) and Tier 2 or supplementary capital. Total capital is the sum of both Tier 1 and Tier 2. According to the standards, Tier 1 capital must represent at least 50% of qualifying total capital. At March 31, 1998, the minimum total risk-based capital ratio required was 8.00%. The Bank's risk-based total capital ratio at March 31, 1999, was 16.8%.

     To complement the risk-based standards, the FDIC adopted a leverage ratio (stockholders' equity divided by total assets) of 3% for the most highly rated banks and 4%-5% for all others. The leverage ratio is to be used in tandem with the risk-based capital ratios as the minimum standards for banks. The Bank's leverage ratio was 10.0% at March 31, 1999.


Year 2000 Readiness Disclosure

The impact of computer systems ability to process dates beyond 1999, or the "Year 2000 issue," creates a significant business challenge for the Bank. The Bank is addressing this issue as it affects all of its software, hardware and other systems to ensure the Bank is Year 2000 compliant. The Bank has developed a plan that is based upon the Federal Financial Institutions Examination Council ("FFIEC") recommended phases and time frames for ensuring Year 2000 compliance. These phases include awareness, assessment, renovation, validation and implementation.

     The Bank has completed the awareness phase through development of a Year 2000 committee and reporting structure including quarterly project status reports to the Bank's Board. The assessment phase has been completed with a review of all software, hardware and business systems including an evaluation of the critical nature and Year 2000 business risk that each application presents. The Bank primarily utilizes third-party vendors for the processing of its critical data processing applications. The Bank is working closely with these critical vendors to monitor renovation and validation efforts to ensure that the time frames set out in the Bank's plan are met. Based upon review of vendor-provided Year 2000 disclosure statements, review of the applicable testing process and verification of test results, the Bank estimates that 95% of the critical applications were renovated at March 31, 1999. The Bank's primary data processing vendor has informed us that because of the design of their system, the year 2000 problem should not affect their basic system. In the mid 1990s, their system was renovated to change the number of digits from four to five by which they increment changes from the index date. Dates are calculated in their system using an index date of January 1, 1968 and adding 1 for each day. For example, June 1, 1999 would be day 11,474 since the index date. The system is expected to properly calculate dates for 99,999 days following the index date. This would occur in October of the year 2241. The Bank expects to have a different data processing system before that date. The Bank's primary data processing vendor has done extensive testing of their systems in accordance with the FFIEC guidelines as discussed below.

     The Bank has reviewed on a test basis proxy test scripts incorporating typical transactions in order to validate the modified systems. Testing with critical application vendors was substantially completed during fiscal 1999. Additional testing including follow-up and interface testing will continue and is expected to be substantially completed by June 30, 1999, although some testing will occur after that date to ensure that any normal software changes installed after original testing was completed did not negatively impact the systems as they relate to the Year 2000 issue.

     The implementation phase is ongoing and incorporates review of replaced or modified and tested systems, as well as contingency planning and customer awareness programs.

     In the event that the Bank's third-party vendors do not successfully or timely achieve Year 2000 compliance, the Bank's operations could be adversely affected. The Bank has developed contingency plans in the event that one or all of these significant vendors fails to meet Year 2000 operating requirements. Plans for various failure scenarios are developed on an on going basis as such risks are identified and incorporate the Bank's business resumption plan. Contingency plans for unexpected Year 2000 related business interruption will be substantially complete by June 30, 1999. Contingency plans include the use of back-up facilities in Kansas in the event of a failure at the primary facility in Massachusetts. Extra back-ups of the system will be done prior to the century date change and paper records will be produced so that data will be available to work from in the unlikely event of a complete system failure which would require the use of paper records to continue to operate the Bank. Further, the Bank will seek alternative vendors should one of the critical vendors fail to achieve satisfactory Year 2000 compliance. In the event the Bank's current third party data processing vendors were not to achieve Year 2000 compliance and the Bank could not engage alternative vendors in a timely manner, the Bank's operations would be adversely impacted.

     The total cost of the Year 2000 project is estimated at $50,000 to $100,000 with the majority of the cost expended during fiscal 1999. Additional minimum costs will be incurred during fiscal 2000. Through the end of fiscal 1999, the Bank has incurred direct outside costs totaling $42 thousand.

     Based on the remediation, testing and monitoring efforts to date, the Bank expects that most of its critical systems will operate successfully through the century date change. Therefore, the Bank believes that internal system failures are not likely to adversely affect the Bank's operations or financial condition. The Bank has already successfully tested with many of its critical application ven-dors and will continue to monitor and validate the remainder, including the Bank's electrical power and telecommunications providers in 1999. At this time, the Bank believes the most likely "worst case" Year 2000 scenarios are temporary and localized disruptions in infrastructure services which could disrupt the ability of the Bank to provide services to its customers and/or the ability of external service providers to provide services to the Bank.

     The Bank's evaluation of Year 2000 readiness is based upon management's best estimates and projections which are derived utilizing numerous assumptions of future events including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

[PICTURE APPEARS HERE]

                                                     Consolidated Balance Sheets

                                                                                                                  March 31,
In Thousands)                                                                                                 1999      1998
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks..................................................................................  $  4,964     $  5,718
Short-term investments...................................................................................    16,939        3,321
Investments available for sale:
     Investment securities (amortized cost of $21,182 at 1999 and $23,536 at 1998) (notes 2 and 12)......    21,943       24,524
     Mortgage-backed securities (amortized cost of $30,190 at 1999 and $45,263 at 1998) (note 2).........    29,999       45,182
Investments held to maturity:
     Investment securities (market value of $3,963 at 1998) (notes 2 and 12).............................        --        4,000
Stock in Federal Home Loan Bank of Boston, at cost (note 8)..............................................     3,350        3,150
The Co-operative Central Bank Reserve Fund (note 9)......................................................     1,576        1,576
                                                                                                           ---------------------
          Total investments..............................................................................    73,807       81,753
                                                                                                           ---------------------

Loans:
     Mortgage loans (notes 3 and 5)......................................................................   274,146      277,025
     Other loans (notes 4 and 5).........................................................................     6,200        4,699
                                                                                                           ---------------------
                                                                                                            280,346      281,724
     Less allowance for loan losses (note 6).............................................................     2,913        2,886
                                                                                                           ---------------------
          Net loans......................................................................................   277,433      278,838
                                                                                                           ---------------------
Accrued interest receivable..............................................................................     1,614        1,910
Office properties and equipment, net (note 10)...........................................................     2,550        2,942
Deferred tax asset, net (note 13)........................................................................       744          456
GoodwiIl, net............................................................................................     3,096        3,384
Other assets.............................................................................................       488          232
                                                                                                           ---------------------
          Total assets...................................................................................  $364,696     $375,233
                                                                                                           =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits (note 11)..................................................................................  $266,463     $276,364
     Advances from Federal Home Loan Bank of Boston (note 12)............................................    57,000       59,000
     Advance payments by borrowers for taxes and insurance...............................................     1,389        1,229
     Accrued interest payable............................................................................       291          483
     Accrued expenses and other liabilities..............................................................       811        1,371
                                                                                                           ---------------------
          Total liabilities..............................................................................   325,954      338,447
                                                                                                           ---------------------
Commitments and contingencies (notes 10, 14 and 17)
Stockholders' equity (note 15):
     Preferred stock $1.00 par value, authorized 5,000,000 shares: none issued or outstanding............        --           --
     Common stock $1.00 par value, authorized 15,000,000 shares; 1,967,000 issued at 1999 and
          1,965,000 at 1998..............................................................................     1,967        1,965
     Additional paid-in capital..........................................................................    11,171       11,159
     Retained income.....................................................................................    25,894       23,841
     Accumulated other comprehensive income..............................................................       327          544
     Unearned compensation - ESOP (note 16)..............................................................      (617)        (723)
                                                                                                           ---------------------
          Total stockholders' equity.....................................................................    38,742       36,786
                                                                                                           ---------------------
          Total liabilities and stockholders' equity.....................................................  $364,696     $375,233
                                                                                                           =====================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income

                                                                                          Fiscal Years Ended March 31,
(In Thousands, Except Per Share Data)                                                   1999          1998          1997
----------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Mortgage loans................................................................   $     21,250  $     19,326  $     17,917
   Other loans...................................................................            423           444           469
   Short-term investments........................................................            650           251           262
   Investment securities.........................................................          1,481         2,443         3,400
   Mortgage-backed securities....................................................          2,097         2,659         1,150
   The Co-operative Central Bank Reserve Fund....................................             95            99           111
                                                                                    ----------------------------------------
          Total interest and dividend income.....................................         25,996        25,222        23,309
                                                                                    ----------------------------------------
Interest expense:
   Deposits......................................................................         10,770        11,084        10,182
   Advances from Federal Home Loan Bank of Boston................................          3,279         2,440         1,504
                                                                                    ----------------------------------------
          Total interest expense.................................................         14,049        13,524        11,686
                                                                                    ----------------------------------------
          Net interest and dividend income.......................................         11,947        11,698        11,623
Provision for loan losses (note 6)...............................................             --            --            --
                                                                                    ----------------------------------------
          Net interest and dividend income after provision for loan losses.......         11,947        11,698        11,623
                                                                                    ----------------------------------------
Non-interest income:
   Deposit service charges.......................................................            431           493           525
   Net gain from sales of investment securities (note 2).........................            580         1,051            48
   Gain on sale of building......................................................            105            --            --
   Other income..................................................................            252           270           315
                                                                                    ----------------------------------------
          Total non-interest income..............................................          1,368         1,814           888
                                                                                    ----------------------------------------
Operating expenses:
   Salaries and employee benefits................................................          4,379         4,200         4,300
   Occupancy and equipment (note 10).............................................          1,468         1,195         1,236
   Data processing service fees..................................................            543           397           375
   Professional fees.............................................................            756           900           825
   Foreclosure expenses, net.....................................................              1             2           125
   Goodwill amortization.........................................................            288           288           288
   Other expenses................................................................          1,338         1,489         1,837
                                                                                    ----------------------------------------
          Total operating expenses...............................................          8,773         8,471         8,986
                                                                                    ----------------------------------------
          Income before income taxes.............................................          4,542         5,041         3,525
   Income tax expense (note 13)..................................................          1,860         1,994           688
                                                                                    ----------------------------------------
          Net Income.............................................................   $      2,682  $      3,047  $      2,837
                                                                                    ========================================
   Earnings per common share (note 1)............................................   $       1.38  $       1.57  $       1.46
                                                                                    ========================================
   Earnings per common share assuming dilution (note 1)..........................   $       1.38  $       1.56  $       1.46
                                                                                    ========================================
   Weighted average common shares outstanding (note 1)...........................          1,938         1,937         1,937
   Weighted average common shares outstanding, assuming dilution (note 1)........          1,946         1,948         1,940

See accompanying notes to consolidated financial statements.

[PICTURE APPEARS HERE]

                                               Consolidated Statement of Changes
                                                         in Stockholders' Equity

                                                                                         Accumulated
                                                                Additional                 Other         Unearned         Total
                                                       Common    Paid-in     Retained   Comprehensive  Compensation  Stockholders'
(In Thousands, Except Per Share Data)                  Stock     Capital      Income       Income         ESOP          Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1996..........................  $  1,965   $ 11,159     $ 18,901    $        1     $    (942)   $    31,084
Net income.........................................        --         --        2,837            --            --          2,837
Other comprehensive income, net of tax: ...........
   Unrealized gain (loss) on securities, net of
     reclassification adjustment...................        --         --           --          (157)           --           (157)
                                                                                                                     --------------
     Comprehensive income..........................                                                                        2,680
                                                                                                                     --------------
Dividends paid ($0.16 per share)...................        --         --         (315)           --            --           (315)
Amortization of unearned compensation - ESOP.......        --         --           --            --            96             96
                                                     ------------------------------------------------------------------------------
Balance at March 31, 1997..........................     1,965     11,159       21,423          (156)         (846)        33,545
Net income.........................................        --         --        3,047            --            --          3,047
Other comprehensive income, net of tax: ...........
   Unrealized gain (loss) on securities, net of
     reclassification adjustment...................        --         --           --           700            --            700
                                                                                                                     --------------
     Comprehensive income..........................                                                                        3,747
                                                                                                                     --------------
Dividends paid ($0.32 per share)...................        --         --         (629)           --            --           (629)
Amortization of unearned compensation - ESOP.......        --         --           --            --           123            123
                                                     ------------------------------------------------------------------------------
Balance at March 31, 1998..........................     1,965     11,159       23,841           544          (723)        36,786
Net income.........................................        --         --        2,682            --            --          2,682
Other comprehensive income, net of tax: ...........
   Unrealized gain (loss) on securities, net of
     reclassification adjustment...................        --         --           --          (217)           --           (217)
                                                                                                                     --------------
     Comprehensive income..........................                                                                        2,465
                                                                                                                     --------------
Proceeds from exercise of stock options............         2         12           --            --            --             14
Dividends paid ($0.32 per share)...................        --         --         (629)           --            --           (629)
Amortization of unearned compensation - ESOP.......        --         --           --            --           106            106
                                                     ------------------------------------------------------------------------------
Balance at March 31, 1999..........................  $  1,967   $ 11,171     $ 25,894    $      327     $    (617)   $    38,742
                                                     ==============================================================================

The Bank's other comprehensive income and related tax effect for the fiscal years ending March 31 are as follows:

                                                                                                          1999
                                                                                       --------------------------------------------
                                                                                         Before-
                                                                                          Tax         Tax (Benefit)     After-Tax
                                                                                         Amount          Expense         Amount
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains arising during period...................................   $   199        $       85        $    114
   Less: reclassification adjustment for (gains) realized in net income.............      (580)             (249)           (331)
                                                                                       --------------------------------------------
     Other comprehensive (loss).....................................................   $  (381)       $     (164)       $   (217)
                                                                                       ============================================

                                                                                                          1998
                                                                                       --------------------------------------------
                                                                                         Before-
                                                                                          Tax         Tax (Benefit)     After-Tax
                                                                                         Amount          Expense         Amount
-----------------------------------------------------------------------------------------------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains arising during period..................................    $ 2,199        $      858        $  1,341
   Less: reclassification adjustment for (gains) realized in net income............     (1,051)             (410)           (641)
                                                                                       --------------------------------------------
     Other comprehensive income....................................................    $ 1,148        $      448        $    700
                                                                                       ============================================

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

                                                                                                  Fiscal Years Ended March 31,
(In Thousands)                                                                                    1999        1998       1997
-------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income..................................................................................   $   2,682  $   3,047  $  2,837
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization............................................................         729        447       467
     Amortization of premiums, fees and discounts.............................................         461        209        18
     Amortization of goodwill.................................................................         288        288       288
     (Increase) decrease in deferred tax assets...............................................        (175)      (388)      257
     Net gains from sales of investment and mortgage-backed securities........................        (580)    (1,051)      (48)
     Net gain from sale of building...........................................................        (105)        --        --
  Proceeds from sales of loans................................................................          --        193     1,160
  Proceeds from sales of real estate acquired by foreclosure..................................          --        141     1,916
  Decrease (increase) in accrued interest receivable..........................................         296         (1)      (43)
  (Increase) decrease in other assets.........................................................        (256)       175         9
  Increase in advance payments by borrowers for taxes and insurance...........................         160        105       171
  (Decrease) increase in accrued interest payable.............................................        (192)       167        60
  Increase (decrease) in accrued expenses and other liabilities...............................        (560)       329    (1,688)
                                                                                                 ------------------------------
     Net cash provided by operating activities................................................       2,748      3,661     5,404
                                                                                                 ------------------------------

Cash flows from investing:
  Principal collected on loans................................................................     112,825     62,384    38,457
  Loan originations...........................................................................    (111,231)  (109,736)  (60,692)
  Principal payments on mortgage-backed securities, available for sale........................      14,942     12,454     2,709
  Purchase of mortgage-backed securities, available for sale..................................          --    (29,528)  (21,745)
  Proceeds from sales of mortgage-backed securities, available for sale.......................          --         --     3,872
  Purchase of investment securities, available for sale.......................................     (16,622)    (3,915)  (12,479)
  Proceeds from sales of investment securities, available for sale............................       4,049      3,955    17,112
  Maturities of investment securities held to maturity........................................       4,000         --     1,650
  Maturities of investment securities, available for sale.....................................      15,100     13,300    11,400
  Net (increase) decrease in short-term investments...........................................     (13,618)      (283)    6,745
  Purchase of stock in Federal Home Loan Bank of Boston.......................................        (200)      (818)       --
  Proceeds from sale of land and building.....................................................         239         --        --
  Purchase of office properties and equipment.................................................        (576)      (516)     (476)
                                                                                                 ------------------------------
     Net cash provided (used) by investing activities.........................................       8,908    (52,703)  (13,447)
                                                                                                 ------------------------------

                            [PICTURE APPEARS HERE]

                                   Continued

                                   Continued

                                                                                     Fiscal Years Ended March 31,
 (In Thousands)                                                                   1999          1998           1997
-----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Net (decrease) increase in deposits.....................................         (9,901)        17,271          1,997
  Proceeds from advances from FHLB of Boston..............................         43,495         95,000         28,000
  Payments on advances from FHLB of Boston................................        (45,495)       (61,000)       (21,000)
  Proceeds from exercise of stock options.................................             14             --             --
  Payments of dividends on common stock...................................           (629)          (629)          (315)
  Payments on ESOP loan...................................................            106            123             96
                                                                               ----------------------------------------
     Net cash (used) provided by financing activities.....................        (12,410)        50,765          8,778
                                                                               ----------------------------------------
     Net (decrease) increase in cash and due from banks...................           (754)         1,723            735
     Cash and due from banks at beginning of year.........................          5,718          3,995          3,260
                                                                               ----------------------------------------
     Cash and due from banks at end of year...............................     $    4,964    $     5,718    $     3,995
                                                                               ========================================

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
     Interest.............................................................     $   14,241    $    13,357    $    11,626
     Income taxes.........................................................          2,413          2,100            946

Schedule of noncash investing activities:
  Transfer from mortgage loans to real estate acquired by foreclosure.....     $       --    $       128    $       391

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

     Fiscal Years Ended March 31, 1999, 1998 and 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Central Bancorp, Inc. (the "Company"), a Massachusetts corporation, was organized by Central Bank (the "Bank") to be a bank holding company. The Company was organized at the direction of the Bank on September 30, 1998, to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, which was completed on January 8, 1999. The Company's common stock, par value $1.00 per share (the "Common Stock"), became registered under the Securities Exchange Act of 1934 on January 8, 1999. The Company has no significant assets other than the common stock of the Bank and various other liquid assets which it invests in the ordinary course of business. For that reason, substantially all of the discussion in these consolidated financial statements relates to the operations of the Bank and its subsidiaries.

     Central Bank (the "Bank") was organized as a Massachusetts chartered co-operative bank in 1915 and converted from mutual to stock form in 1986. The primary business of the Bank is to acquire funds in the form of deposits and use the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to a lesser extent, to make loans on commercial real estate in its market area. The Bank also makes a limited amount of consumer loans including education, home improvement and secured and unsecured personal loans. The Bank is subject to competition from other financial institutions. The Company is subject to the regulations of, and periodic examinations by, the Federal Reserve Bank ("FRB"). The Bank is also subject to the regulations of, and periodic examination by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC for deposits up to $100,000 and the Share Insurance Fund (SIF) for deposits in excess of $100,000.

     The Company conducts its business through one operating segment, the Bank.

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates, if the conditions change.

     Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure, management obtains independent appraisals for significant properties.

     Certain prior fiscal year amounts have been reclassified to conform to the current year's presentation.

     The following is a summary of the significant accounting policies adopted by the Bank:

[PICTURE APPEARS HERE]

CASH AND DUE FROM BANKS

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserve is calculated based upon deposit levels and amounted to approximately $1,215,000 at March 31, 1999.

INVESTMENT

Investments are classified as either held to maturity, available for sale or trading. Investments classified as trading securities are reported at fair value, with unrealized gains and losses included in earnings. Investments classified as available for sale are reported at fair value, with unrealized gains and losses reported as other comprehensive income within stockholders' equity. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost.

     Gains and losses on sales of securities are recognized when realized with the cost basis of investments sold determined on a specific-identification basis. Premiums and discounts on investment and mortgage-backed securities are amortized or accreted to interest income over the actual or expected lives of the securities using the level-yield method.

     If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain on sale of investment and mortgage-backed securities.

LOANS

Loans are reported at the principal amount outstanding, adjusted by unamortized discounts, premiums, and net deferred loan origination fees. Loans classified as held for sale in the secondary market are stated at the lower of aggregate cost or market value. Market value is estimated based on outstanding investor commitments or, in the absence of cash commitments, current investor yield requirements. Net unrealized losses, if any, are provided for in a valuation allowance by charges to operations.

     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. The Bank records interest income on nonaccrual and impaired loans on the cash basis of accounting.

     Loan origination fees, net of certain direct loan origination costs, are considered adjustments of interest rate yield and are amortized into interest income over the loan term using the level-yield method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in determining the gain or loss on the sale.

     Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral or the recorded amount of the loan. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectibility of the loan's principal is remote.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level which management considers adequate to provide for inherent probable losses based on an evaluation of known and inherent risks in the portfolio. Such evaluation includes identification of adverse situations which may affect the ability of certain borrowers to repay, a review of overall portfolio size, quality and composition, and an assessment of existing and anticipated economic conditions. While management uses available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions to the allowance are charged to earnings; realized losses, net of recoveries, are charged to the allowance. Management believes that the allowance for loan losses is adequate.

     Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at their examination date.

INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the accounting basis and the tax basis of the Bank's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The Bank's deferred tax asset is reviewed periodically and adjustments to such asset are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such asset.

OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment are stated at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the assets or terms of the leases, if shorter.

GOODWILL

Goodwill arising from acquisitions is amortized on a straight-line basis over 15 years. On an ongoing basis management evaluates the valuation of the remaining balance of goodwill.

PENSION AND OTHER BENEFITS

The Bank provides pension benefits for its employees in a multi-employer pension plan through membership in the Co-operative Banks Employees Retirement Association. The pension costs are funded as they are accrued.

EARNINGS PER SHARE

Basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in financial statements. Comprehensive income is defined by the Statement as net income plus revenues, expenses, gains, and losses that under generally accepted accounting principles are excluded from net income. SFAS 130 has been adopted in the current year consolidated financial statements and reclassification of financial statements for earlier periods has been made for comparative purposes. This Statement only affects presentation in the financial statements. It did not impact the Bank's results of operation.

     In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. SFAS 132 suggests combined formats for presentation of pension and other postretirement benefit disclosures. SFAS 132 has been adopted in the current year consolidated financial statements and prior year disclosures have been restated for comparative purposes. This Statement only affects presentation in the consolidated financial statements. It did not impact the Bank's results of operation.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 also provides for matching the timing of gain or loss recognition on the hedged asset or liability that is attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. SFAS 133 applies to all entities and is effective April 1, 2000. The adoption of this Statement is not expected to have a material impact on the Bank.

                            [PICTURE APPEARS HERE]

NOTE 2. INVESTMENTS AND MORTGAGE-BACKED SECURITIES (Dollars in Thousands)

The amortized cost and fair value of investments and mortgage-backed securities available for sale are summarized as follows:

                                                                                       March 31, 1999
                                                                  -----------------------------------------------------
                                                                  Amortized            Gross Unrealized         Fair
                                                                                     ------------------
                                                                    Cost             Gains       Losses         Value
-----------------------------------------------------------------------------------------------------------------------
Common and preferred stocks.................................      $ 5,682           $  844         $(105)      $  6,421
U.S. Government and federal agency obligations..............       15,500               22            --         15,522
                                                                  -----------------------------------------------------
      Total.................................................      $21,182           $  866         $(105)      $ 21,943
                                                                  =====================================================
Mortgage-backed securities:
   GNMA.....................................................      $   698           $    2         $  (7)      $    693
   FNMA.....................................................       19,988               99          (194)        19,893
   FHLMC....................................................        4,588               10           (73)         4,525
   CMOs.....................................................        4,916                1           (29)         4,888
                                                                  -----------------------------------------------------
      Total.................................................      $30,190           $  112         $(303)      $ 29,999
                                                                  =====================================================

                                                                                       March 31, 1998
                                                                  -----------------------------------------------------
                                                                  Amortized            Gross Unrealized         Fair
                                                                                     ------------------
                                                                    Cost             Gains       Losses         Value
-----------------------------------------------------------------------------------------------------------------------
Common and preferred stocks.................................      $ 5,026           $1,045         $ (61)       $ 6,010
U.S. Government and federal agency obligations..............       18,510               27           (23)        18,514
                                                                  -----------------------------------------------------
      Total.................................................      $23,536           $1,072         $ (84)       $24,524
                                                                  =====================================================
Mortgage-backed securities:
   GNMA.....................................................      $ 1,218           $   10         $  --        $ 1,228
   FNMA.....................................................       29,622               82          (202)        29,502
   FHLMC....................................................        9,050               41           (22)         9,069
   CMOs.....................................................        5,373               13            (3)         5,383
                                                                  -----------------------------------------------------
      Total.................................................      $45,263           $  146         $(227)       $45,182
                                                                  =====================================================

The maturity distribution (based on contractual maturities) and annual yields of mortgage-backed securities at March 31, 1999 and 1998 are as follows:

                                                                         March 31, 1999
                                                           --------------------------------------
                                                           Amortized           Fair      Annual
                                                             Cost              Value      Yield
-------------------------------------------------------------------------------------------------
Due within one year...................................     $   942         $   925          6.13%
Due after one year but within five years..............         943             946          6.57
Due after five years but within ten years.............       4,656           4,687          7.19
Due after ten years...................................     $23,649         $23,441          6.87
                                                           -----------------------
     Total............................................     $30,190         $29,999          6.80%
                                                           =======================
Weighted average remaining life (in years)............       17.90

                                                                         March 31, 1998
                                                           --------------------------------------
                                                           Amortized           Fair      Annual
                                                             Cost              Value      Yield
-------------------------------------------------------------------------------------------------
   ...................................................
Due within one year...................................     $   266         $   259          6.50%
Due after one year but within five years..............       4,055           4,035          6.70
Due after five years but within ten years.............         968             957          5.92
Due after ten years...................................      39,974          39,931          7.16
                                                           -----------------------
     Total............................................     $45,263         $45,182          7.09%
                                                           =======================
Weighted average remaining life (in years)............       20.69

Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments.

     The amortized cost and fair value of adjustable-rate federal agency obligations and mortgage-backed securities classified as available for sale amounted to $16,309 and $16,072, respectively, in 1999. The amortized cost and fair value of adjustable-rate federal agency obligations and mortgage-backed securities classified as available for sale amounted to $14,282 and $14,303, respectively, in 1998.

     The Bank had securities classified as available for sale with callable features that can be called prior to final maturity with an amortized cost of $10,994 and a fair value of $11,001 at March 31, 1999.

     Net realized gains on sales of investment securities classified as available for sale for the fiscal years ended March 31, 1999, 1998 and 1997 amounted to $580, $1,051 and $41, respectively.

     Net realized gains on sales of mortgage-backed securities classified as available for sale for the fiscal year ended March 31, 1997 were $7. There were no sales of mortgage-backed securities classified as available for sale during the fiscal years ended March 31, 1998 and 1999.

     The amortized cost and fair value of investment securities classified as held to maturity at March 31, 1998 are summarized as follows:

INVESTMENTS HELD TO MATURITY

                                                                         March 31, 1998
                                                           ---------------------------------------
                                                           Amortized     Gross Unrealized  Fair
                                                                        ------------------
                                                             Cost       Gains       Losses  Value
--------------------------------------------------------------------------------------------------
U.S. Government and federal agency obligations.........    $ 4,000      $   --     $ (37)  $ 3,963

There were no investments held to maturity as of March 31, 1999. The amortized cost and fair value of adjustable-rate federal agency obligations classified as held to maturity amounted to $4,000 and $3,963, respectively, in 1998.

     The maturity distribution (based on contractual maturities) and annual yields of mortgage-backed securities at March 31, 1999 and 1998 are as follows:

                                                                                      March 31, 1999
                                                                         ---------------------------------------
                                                                          Amortized       Fair        Annual
                                                                            Cost          Value       Yield
----------------------------------------------------------------------------------------------------------------
Due within one year..................................................      $   505        $    511       7.75%
Due after one year but within five years.............................        3,001           3,017       6.39
Due after five years but within ten years............................       11,994          11,994       6.22
                                                                           -----------------------
   Total.............................................................      $15,500        $ 15,522       6.30%
                                                                           =======================
Weighted average remaining life (in years)...........................         6.20

                                                                                     March 31, 1998
                                                                         ---------------------------------------
                                                                          Amortized       Fair        Annual
                                                                            Cost          Value       Yield
----------------------------------------------------------------------------------------------------------------
Due within one year..................................................      $12,001        $ 11,966       4.97%
Due after one year but within five years.............................        8,509           8,508       6.23
Due after five years but within ten years............................        2,000           2,003       6.59
                                                                         -------------------------
   Total.............................................................      $22,510        $ 22,477       5.59%
                                                                         =========================
Weighted average remaining life (in years)...........................         2.24

A Federal Home Loan Bank bond with an amortized cost of $1,999 and $2,000 and fair value of $1,999 and $1,971 at March 31, 1999 and 1998, respectively, were pledged to provide collateral for customers and for the Bank's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC.

                            [PICTURE APPEARS HERE]

NOTE 3. MORTGAGE LOANS (In Thousands)

Mortgage loans as of March 31 are summarized below:

                                                                                             1999          1998
---------------------------------------------------------------------------------------------------------------
Mortgage loans:
   Residential
      Fixed..........................................................................    $ 72,115      $ 47,584
      Adjustable.....................................................................     140,523       160,276
Commercial...........................................................................      48,756        52,491
Construction.........................................................................       5,269         8,256
Second mortgage and home equity......................................................       7,462         8,369
FHA and VA...........................................................................          21            49
                                                                                         ----------------------
                                                                                         $274,146      $277,025
                                                                                         ======================

At March 31, 1999 and 1998, net deferred loan costs of $81 and $334, respectively, are reflected as an addition to the appropriate loan categories.

  Mortgage and other loans on which the accrual of interest had been discontinued at March 31, 1999, 1998 and 1997 were $419, $357, and $2,145, respectively. Interest income not recognized on such loans amounted to $16, $11, and $93 in fiscal 1999, 1998 and 1997, respectively.

  At March 31, 1999 and 1998, total impaired loans were $0 and $1,306, respectively. In the opinion of management, no impaired loans required a specific valuation allowance at March 31, 1998. All impaired loans have been measured using the fair value of collateral. The average recorded value of impaired loans was $761 during fiscal 1999 and $1,582 during fiscal 1998. The Bank follows the same policy for recognition of income on impaired loans as it does for all other loans. During fiscal 1999 and 1998 there was no interest forgone on impaired loans that were not non-accrual loans.

  Mortgage loans serviced by the Bank for others amounted to $8,676 and $10,806 at March 31, 1999 and 1998, respectively.

  The Bank's lending activities are conducted principally in communities in the suburban Boston area. The Bank grants mortgage loans on residential property, commercial real estate, construction of residential homes, second mortgages, home equity and other loans. Substantially all loans granted by the Bank are secured by real estate collateral. The ability and willingness of residential mortgage borrowers to honor their repayment commitments are generally impacted by the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate and construction loan borrowers to honor their repayment commitments are generally impacted by the health of the real estate market in the borrowers' geographic area and the general economy.

NOTE 4. OTHER LOANS (In Thousands)

Other loans at March 31 are summarized below:

                                                                                1999          1998
----------------------------------------------------------------------------------------------------
Other loans:
  Commercial............................................................     $ 4,391         $ 2,530
  Education.............................................................          --              31
  Secured by deposits...................................................       1,225           1,357
  Consumer..............................................................          40              48
  Unsecured.............................................................         544             733
                                                                             -----------------------
                                                                             $ 6,200        $  4,699
                                                                             =======================

NOTE 5. LOANS TO DIRECTORS AND OFFICERS (In Thousands)

The following summarizes the activity with respect to loans included in.mortgage and other loans made to directors and officers and their related interests for the fiscal years ended March 31:

                                                                                1999          1998
----------------------------------------------------------------------------------------------------
Balance at beginning of period..........................................     $   900        $    823
  New loans.............................................................          29             125
  New officers with loans outstanding...................................          94              --
  Repayment of principal................................................        (165)            (48)
  No longer a director..................................................        (295)             --
                                                                             -----------------------
Balance at end of period................................................     $   563        $    900
                                                                             =======================

Loans included above were made in the Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons. All loans included above are performing in accordance with the terms of the respective loan.

NOTE 6. ALLOWANCE FOR LOAN LOSSES (In Thousands)

                                                                                      1999            1998         1997
--------------------------------------------------------------------------------------------------------------------------
Balance at beginning of period.................................................     $ 2,886         $  2,900      $  3,032
  Provision charged to expense.................................................          --               --            --
  Less:
     Amounts charged-off.......................................................         (99)             (97)         (224)
     Recoveries on accounts previously charged-off.............................         126               83            92
                                                                                    --------------------------------------
        Net recoveries (charge-offs)...........................................          27              (14)         (132)
                                                                                    --------------------------------------
Balance at end of period.......................................................     $ 2,913         $  2,886      $  2,900
                                                                                    ======================================

NOTE 7.   REAL ESTATE ACQUIRED BY FORECLOSURE (In Thousands)

The Bank did not hold any real estate acquired by foreclosure as of March 31, 1999 and 1998.

An analysis of real estate acquired by foreclosure for the fiscal years ended March 31 follows:

                                                                                1999            1998
----------------------------------------------------------------------------------------------------
Balance at beginning of period, net..........................................  $  --           $  13
   Foreclosures and properties substantively repossessed.....................     --              --
   Reduction through sales, net of recoveries and losses.....................     --           $ (13)
                                                                              ----------------------
Balance at end of period, net................................................  $  --           $  --
                                                                              ======================

NOTE 8.   STOCK IN FEDERAL HOME LOAN BANK OF BOSTON (In Thousands)

As a member of the Federal Home Loan Bank of Boston ("FHLB of Boston"), the Bank is required to invest in $100 par value stock of the FHLB of Boston in an amount equal to 1% of its outstanding home loans or 1/20th of its outstanding advances from the FHLB of Boston, whichever is higher. The Bank's investment exceeded the required level by $500 and $200 at March 31, 1999 and 1998, respectively. If such stock is redeemed, the Bank will receive from the FHLB of Boston an amount equal to the par value of the stock.

NOTE 9.   THE CO-OPERATIVE CENTRAL BANK RESERVE FUND

The Co-operative Central Bank Reserve Fund was established for liquidity purposes and consists of deposits required of all insured co-operative banks in Massachusetts. The Fund is used by The Co-operative Central Bank to advance funds to member banks or to make other investments.

NOTE 10.  OFFICE PROPERTIES AND EQUIPMENT (In Thousands)

A summary of cost, accumulated depreciation and amortization of office properties and equipment at March 31 follows:

[PICTURE APPEARS HERE]

                                                                                 1999           1998
-----------------------------------------------------------------------------------------------------
Land.........................................................................  $   589        $   691
Buildings....................................................................    2,270          2,420
Furniture, fixtures and equipment............................................    5,301          4,761
Leasehold improvements.......................................................      459            439
                                                                               ----------------------
                                                                                 8,619          8,311
Less accumulated depreciation and amortization...............................   (6,069)        (5,369)
                                                                               ----------------------
                                                                               $ 2,550        $ 2,942
                                                                               ======================

A summary of minimum rentals for future periods under noncancellable operating leases follows:

                                                                                            Minimum
                                                                                            Rentals
---------------------------------------------------------------------------------------------------
Years Ending March 31,
2000........................................................................................  $92
2001........................................................................................   92
2002........................................................................................   92
2003........................................................................................   78
2004........................................................................................   78
Thereafter..................................................................................    0

Rental expense for the fiscal years ended March 31, 1999, 1998 and 1997 was $118, $119 and $137, respectively.

NOTE 11. DEPOSITS (Dollars in Thousands)

Deposits at March 31 are summarized as follows:

                                                                  1999                                1998
                                                          ---------------------------------------------------------------
                                                            Amount       Interest Rates          Amount    Interest Rates
-------------------------------------------------------------------------------------------------------------------------
Demand (non interest-bearing)...........................   $ 14,949                  --%        $ 14,747             --%
NOW accounts............................................     28,657           1.00-1.50           27,163      1.00-1.50
Regular, club and 90-day notice.........................     61,090                2.00           58,471           2.50
Money market deposit accounts...........................     22,846           2.15-2.35           22,317      2.60-3.10
                                                          ---------                             --------
                                                            127,542                              122,698
                                                          ---------                             --------
Term deposit certificates:
   Six-month money market...............................     16,293           4.00-5.00           11,973      5.00-5.25
   Other................................................    122,628           2.00-6.81          141,693      2.50-7.00
                                                          ---------                             --------
      Total term deposit certificates...................    138,921                              153,666
                                                          ---------                             --------
                                                           $266,463                             $276,364
                                                          =========                             ========
Weighted average interest rate..........................       3.45%                                4.14%
                                                          =========                             ========

Contractual maturities of term deposit certificates at March 31, 1999 are summarized as follows:

-------------------------------------------------------------------------------------------------
2000.................................................................................... $115,475
2001....................................................................................   17,009
2002....................................................................................    4,178
2003....................................................................................    1,246
2004....................................................................................    1,013
                                                                                         --------
                                                                                         $138,921
                                                                                         ========

The aggregate amount of individual term deposit certificates with a minimum denomination of $100 or more was $22,367 and $24,687 at March 31, 1999 and 1998, respectively. Interest expense on these deposits was $934, $1,351 and $1,157 for fiscal years ended March 31, 1999, 1998 and 1997, respectively.

NOTE 12. ADVANCES FROM FEDERAL HOME LOAN BANK OF BOSTON (Dollars in Thousands)

Advances from FHLB of Boston, by year of maturity, at March 31 consist of the following:

                                                     1999    1998
---------------------------------------------------------------------
Interest Rate    Due in Year Ending March 31,
                    ..............................
4.99% - 5.81%    1999.............................  $    --  $26,000
6.05%            2000.............................    2,000    2,000
6.24%            2001.............................    1,000    1,000
6.35% - 6.67%    2002.............................    4,000    4,000
5.19% - 5.71%    2003.............................    4,000   12,000
4.99%            2004.............................    5,000       --
4.89% - 4.99%    2008.............................   14,000   14,000
4.49% - 5.52%    2009.............................   20,000       --
5.49% - 5.69%    2013.............................    7,000       --
                                                    ----------------
                                                    $57,000  $59,000
                                                    ================
Weighted average interest rate....................     5.34%    5.51%
                                                    ================

The FHLB of Boston is authorized to make advances to its members subject to such regulations and limitations as the Federal Home Loan Bank Board may prescribe. The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral, defined principally as 90% of the fair value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, the Bank's overall borrowing capacity was approximately $174,500 and $138,000 at March 31, 1999 and 1998, respectively.

     The highest month-end balance of FHLB of Boston advances outstanding was $64,000, $63,000, and $33,000 during the fiscal years ended March 31, 1999, 1998 and 1997, respectively.


NOTE 13. INCOME TAXES (Dollars in Thousands)

The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

     Income tax expense (benefit) was allocated as follows:

                                                                                   Fiscal Years Ended March 31,
                                                                                ----------------------------------------
                                                                                1999          1998           1997
------------------------------------------------------------------------------------------------------------------------
Current income tax expense
     Federal..................................................................    $1,669         $1,101         $  289
     State....................................................................       366            451            142
                                                                                  --------------------------------------
          Total current tax expense...........................................     2,035          1,552            431
Deferred income tax expense (benefit).........................................      (175)           564            310
Change in valuation reserve...................................................        --           (122)           (53)
                                                                                  --------------------------------------
          Total income tax expense (benefit)..................................    $1,860         $1,994         $  688
                                                                                  ======================================

                            [PICTURE APPEARS HERE]

Income tax expense for the periods presented is different from the amounts computed by applying the statutory Federal income tax rate to income before income taxes. The differences between expected tax rates and effective tax rates are as follows:

                                                                                     Fiscal Years Ended March 31,
                                                                                   -------------------------------------
                                                                                   1999           1998           1997
------------------------------------------------------------------------------------------------------------------------
Statutory Federal income tax rate.............................................     34.0%          34.0%          34.0%
Items affecting Federal income tax rate:
     Dividends received deduction.............................................     (0.6)          (0.9)          (2.1)
     Goodwill amortization....................................................      2.2            1.9            2.8
     Bad debts................................................................       --             --           (6.8)
     Partnerships.............................................................       --             --          (11.0)
     State income taxes, net of Federal income tax benefit....................      4.7            8.0            4.2
     Other....................................................................      0.7           (1.0)          (0.1)
     Change in valuation reserve..............................................       --           (2.4)          (1.5)
                                                                                   -------------------------------------
                                                                                   41.0%          39.6%          19.5%
                                                                                   =====================================

The components of gross deferred tax assets and gross deferred tax liabilities that have been recognized as of March 31 are as follows:

                                                                                   1999                      1998
------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
     Loan losses..............................................................    $       545               $      530
     Deferred loan origination fees...........................................            274                      227
     Depreciation.............................................................            215                      153
     Post-employee retirement benefit accrual.................................            201                      207
     Other....................................................................             89                      116
                                                                                  --------------------------------------
Gross deferred tax asset......................................................          1,324                    1,233
     Valuation reserve........................................................             --                       --
                                                                                  --------------------------------------
          Net deferred tax asset..............................................          1,324                    1,233
                                                                                  --------------------------------------
Deferred tax liabilities:
     Accrued dividend receivable..............................................             22                       20
     Deferred loan origination costs..........................................            308                      394
     Unrealized appreciation on securities....................................            250                      363
                                                                                  --------------------------------------
Gross deferred tax liability..................................................            580                      777
                                                                                  --------------------------------------
          Net deferred tax asset..............................................    $       744               $      456
                                                                                  ======================================

Based on the Bank's historical and current pretax earnings, management believes it is more likely than not that the Bank will realize the net deferred tax asset existing at March 31, 1999. Further, management believes the existing net deductible temporary differences will reverse during periods in which the Bank generates net taxable income. At March 31, 1999, recoverable income taxes, plus estimated taxes for fiscal 2000, exceed the amount of the net deferred tax asset. There can be no assurance, however, that the Bank will generate any earnings or any specific level of continuing earnings.

     The unrecaptured base year tax bad debt reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provision of present law that requires recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $1,300.


NOTE 14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (In Thousands)

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include unused lines of credit, unadvanced portions of commercial and construction loans, and commitments to originate loans. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheets. The amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to its financial instruments is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk as of March 31 follow:

                                                                       1999         1998
------------------------------------------------------------------------------------------
Unused lines of credit..............................................  $9,873       $10,142
Unadvanced portions of construction loans...........................   2,294         2,025
Unadvanced portions of commercial loans.............................   3,773         1,893
Commitments to originate residential mortgage loans:
  Fixed rate........................................................   3,220         5,444
  Adjustable rate...................................................   3,221         5,813

Commitments to originate loans, unused lines of credit and unadvanced portions of commercial and construction loans are agreements to lend to a customer, provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

NOTE 15. STOCKHOLDERS' EQUITY (Dollars in Thousands)

The Bank may not declare or pay cash dividends on its common stock if the effect thereof would cause its equity to be reduced below regulatory capital requirements, or if such declaration and payment would otherwise violate regulatory requirements.

     On October 24, 1991, the Bank adopted a Shareholder Rights Plan. The plan entitles each shareholder to purchase the Bank's stock at a discount price in the event any person or group of persons exceeds predetermined ownership limitations of the Bank's outstanding common stock and, in certain circumstances, engages in specific activities deemed adverse to the interests of the Bank's shareholders. This plan expires on October 24, 2001.

     The minimum core (leverage) capital ratio (stockholders' equity divided by total assets) required for banks with a Camel rating of 1 is 3.00% and 4.00%- 5.00% for all others. The Bank must have a minimum total risk-based capital ratio of 8.00% (of which 4.00% must be Tier 1 capital, consisting of common stockholders' equity). At March 31, 1999 and 1998, the Bank's capital ratios were in excess of all required standards.

     The Bank is subject to various regulatory capital requirements administered by the federal banking services. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulations that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of risk-weighted, core and tangible capital (as defined). Management represents, as of March 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     The most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Bank must maintain minimum risk-weighted capital, core capital and tangible ratios as set forth in the table. As of March 31, 1999, the Bank is categorized as "well capitalized" based on its ratios of risk-weighted core and tangible capital. There are no conditions or events, since that notification, that management believes would cause a change in the Bank's categorization.

     The Bank's actual capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk.

     The Bank's core/leverage, Tier 1 risk-based and total risk-based capital together with related regulatory minimum requirements are summarized below:

[PICTURE APPEARS HERE]

                                                                           March 31, 1999
                                                              ------------------------------------------
                                                                Core           Tier 1           Total
                                                              Leverage       Risk-based      Risk-based
                                                               Capital         Capital         Capital
--------------------------------------------------------------------------------------------------------
Regulatory capital measure:
   Amount..................................................   $36,441        $33,115        $35,932
   Ratio...................................................     10.00%         15.50%         16.82%
Adequately capitalized requirement:
   Amount..................................................   $14,578        $ 8,544        $17,088
   Ratio...................................................      4.00%          4.00%          8.00%
Well capitalized requirement:
   Amount..................................................   $18,223        $12,816        $21,360
   Ratio...................................................      5.00%          6.00%         10.00%

                                                                            March 31, 1998
                                                              ------------------------------------------
                                                                Core           Tier I           Total
                                                              Leverage       Risk-based       Risk-based
                                                               Capital         Capital          Capital
--------------------------------------------------------------------------------------------------------
Regulatory capital measure:
   Amount..................................................   $36,786        $33,402        $36,274
   Ratio...................................................      9.78%         14.54%         15.79%
Adequately capitalized requirement:
   Amount..................................................   $15,043        $ 9,190        $18,380
   Ratio...................................................      4.00%          4.00%          8.00%
Well capitalized requirement:
   Amount..................................................   $18,803        $13,785        $22,975
   Ratio...................................................      5.00%          6.00%         10.00%

NOTE 16   EMPLOYEE BENEFITS (Dollars in Thousands, Except Per Share Data)

PENSION PLAN

As a participating employer in the Co-operative Banks Employees' Retirement Association ("CBERA"), a multi-employer plan, the Bank has in effect a noncontributory defined benefit plan ("Pension Plan") and a defined contribution plan ("Savings Plan") covering substantially all eligible officers and employees.

     Benefits under the Pension Plan are determined at the rate of 1% and 1.5%, respectively, of certain elements of final average pay times years of credited service and are generally provided at age 65 based on years of service and the average of the participants' three highest consecutive years of compensation from the Bank. Employee contributions are made to a revised Savings Plan which qualifies under section 401(k) of the Internal Revenue Code of 1986, as amended. Such contributions are matched on a one half-for-one basis by the Bank up to a maximum of 5% of each employee's salary. Pension benefits and employer contributions to the Savings Plan become vested over six years.

     Expenses for the Pension Plan and the Savings Plan were $202, $350 and $365 for the fiscal years ended March 31, 1999, 1998 and 1997, respectively. Forfeitures are used to reduce expenses of the plans.

STOCK OPTION PLAN

The Bank has adopted a Stock Option Plan for the benefit of officers and other employees and reserved 184,000 shares of authorized but unissued common stock for issuance under the Plan. The exercise price of any option granted will not be less than the fair market value of the common stock on the date of grant of the option. During fiscal 1999, 2000 options were exercised resulting in an additional $14 of capital being recorded. Of the 28,000 options outstanding at March 31, 1999, all were exercisable with an average exercise price per share of $15.27.

EMPLOYEE STOCK OWNERSHIP PLAN

During fiscal 1991, the Bank established an Employee Stock Ownership Plan (ESOP) which is authorized to purchase shares of outstanding common stock of the Bank from time to time in the open market or in negotiated transactions. The ESOP is a tax-qualified defined contribution plan established for the exclusive benefit of the Bank's employees.

     During fiscal 1995 and fiscal 1996, the ESOP purchased 10,000 shares and 18,000 shares of the Bank's outstanding common stock, respectively. The ESOP is repaying its loan to the Bank with funds from the Bank's contributions to the plan and earnings from the ESOP's assets. Repayments of $184, $185 and $34 were made during fiscal 1999, 1998 and 1997, respectively. The scheduled repayment of the amount outstanding at March 31, 1999 is as follows:

----------------------------------------------------------------------------
2000................................................................... $130
2001...................................................................  130
2002...................................................................  130
2003...................................................................  130
Thereafter.............................................................   97

Compensation expense is recognized as the ESOP shares are allocated to participants in the plan and was $51, $68 and $16 for fiscal 1999, 1998 and 1997, respectively.

  As amended by SFAS 132, the components of the life plan and medical plan for the years ended March 31, 1999 and 1998, respectively, follow:


                                                                                   1999                        1998
                                                                            -------------------------------------------------
                                                                               Life         Medical         Life      Medical
                                                                               Plan          Plan           Plan       Plan
-----------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefits  obligation:
   Retirees............................................................     $  (206)       $  (533)     $  (192)     $  (498)
   Fully eligible participants.........................................         (50)          (248)         (47)        (232)
   Other plan participants.............................................          --             --           --           --
                                                                            -------------------------------------------------
     Total.............................................................     $  (256)       $  (781)     $  (239)     $  (730)
                                                                            =================================================
Change in projected benefit obligation:
   Accumulated benefit  obligation at prior year-end...................     $  (239)       $  (730)     $  (209)     $  (661)
   Service cost less expense component.................................          --             --           --           --
   Interest cost.......................................................         (17)           (51)         (17          (53)
   Actuarial gain (loss)...............................................          (2)           (28)         (24)         (61)
   Benefits paid.......................................................           2             28           11           45
                                                                            -------------------------------------------------
     Accumulated benefit obligation at year-end........................     $  (256)       $  (781)     $  (239)     $  (730)
                                                                            =================================================
Change in plan assets:
   Fair value of plan assets at prior fiscal year-end..................     $    --        $    --      $    --      $    --
   Actual return on plan assets........................................          --             --           --           --
   Employer contributions..............................................           2             28           11           45
   Benefits paid and expenses..........................................          (2)           (28)         (11)         (45)
                                                                            -------------------------------------------------
   Fair value of plan assets at current fiscal year-end................     $    --        $    --      $    --      $    --
                                                                            =================================================
Funded status..........................................................     $  (256)       $  (781)     $  (239)     $  (730)
Unrecognized net obligation............................................         121            347          130          372
Unrecognized prior service cost........................................           8             --           25           --
Unrecognized net (loss) gain...........................................         (32)           193          (35)         171
                                                                            -------------------------------------------------
(Accrued) benefit cost recognized in financial position................     $  (159)       $  (241)     $  (119)     $  (187)
                                                                            =================================================
Reconciliation of (accrued) prepaid:
   (Accrued) prepaid pension cost at prior year-end....................        (119)          (186)         (91)        (151)
   Minus net periodic cost.............................................         (41)           (83)         (39)         (81
   Plus employee contributions.........................................           1             28           11           45
                                                                            -------------------------------------------------
     (Accrued) prepaid cost............................................     $  (159)       $  (241)     $  (119)     $  (187)
                                                                            =================================================
Benefit obligation weighted-average assumption as of fiscal year-end:
   Discount rate.......................................................        7.00%          7.00%        7.00%        7.00%
   Expected return on plan assets......................................        7.00           7.00         7.00         7.00
   Rate of compensation increase.......................................          --             --           --           --

                                                                                     1 Percentage Point Increase
                                                                            -------------------------------------------------
                                                                                   1999                        1998
                                                                            -------------------------------------------------
Impact of 1% change in health care trend  rates:
   Effect on total service and interest cost components................         n/a        $    (9)     $   n/a            8
   Effect on the post retirement benefit  obligation...................         n/a        $    67      $   n/a         (73)
Components of net periodic benefit cost:
   Service cost........................................................     $    --        $    --      $    --      $   --
   Interest cost.......................................................          17             51           17          53
   Expected return on plan assets......................................          --             --           --          --
   Amortization of prior service cost..................................          25             25           26          25
   Recognized actuarial (gain) loss....................................          (1)             7           (3)          3
                                                                            -------------------------------------------------
     Net periodic benefit cost for fiscal year ending..................     $    41        $    83      $    40          81
                                                                            =================================================
Periodic benefit cost weighted average assumptions:
   Discount rate.......................................................        7.00%          7.00%        8.00%       8.00%
   Expected return on plan assets......................................        7.00           7.00         8.00        8.00
   Rate of compensation................................................          --             --           --          --

                            [PICTURE APPEARS HERE]

For measurement purposes: a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for the fiscal year ended March 31, 1998. The rate was assumed to decrease gradually to 4% for the fiscal year ending March 31, 2005 and remain at that level thereafter.

NOTE 17. LEGAL PROCEEDINGS

The Bank is a party to certain litigation in the normal course of business. Management and counsel are of the opinion that the aggregate liability, if any, resulting from such litigation would not be material to the Bank's financial position.

NOTE 18. FAIR VALUES OF FINANCIAL INSTRUMENTS (In Thousands)

The FASB issued SFAS No. 107, Disclosures about Fair Value of Financial Instruments, which requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.

     Other significant assets and liabilities that are not considered financial assets or liabilities include real estate acquired by foreclosure and office properties and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair values and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

     The following methods and assumptions were used by the Bank in estimating fair values of its financial instruments:

CASH AND DUE FROM BANKS

The carrying values reported in the balance sheet for cash and due from banks approximate their fair value because of the short maturity of these instruments.

SHORT-TERM INVESTMENTS

The carrying values reported in the balance sheet for short-term investments approximate fair value because of the short maturity of these investments.

INVESTMENT AND MORTGAGE-BACKED SECURITIES

The fair values presented for investment and mortgage-backed securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS

The fair values of loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

ACCRUED INTEREST RECEIVABLE

The carrying value reported in the balance sheet for accrued interest receivable approximates its fair value because of the short maturity of these accounts.

STOCK IN FHLB OF BOSTON

The carrying amount reported in the balance sheet for FHLB stock approximates its fair value. If redeemed, the Bank will receive an amount equal to the par value of the stock.

THE CO-OPERATIVE CENTRAL BANK RESERVE FUND

The carrying amount reported in the balance sheet for the Co-operative Central Bank Reserve Fund approximates its fair value.

DEPOSITS

The fair values of deposits (excluding term deposit certificates) are, by definition, equal to the amount payable on demand at the reporting date. Fair values for term deposit certificates are estimated using a discounted cash flow technique that applies interest rates currently being offered on certificates to a schedule of aggregated monthly maturities on time deposits with similar remaining maturities.

OFF-BALANCE-SHEET INSTRUMENTS

The Bank's commitments for unused lines of credit and unadvanced portions of loans are at floating rates, which approximate current market rates, and, therefore, no fair value adjustment has been made.

ADVANCES FROM FHLB OF BOSTON

Fair values of advances from FHLB of Boston are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated monthly maturities on FHLB advances.

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE AND ACCRUED INTEREST
PAYABLE

The carrying values reported in the balance sheet for advance payments by borrowers for taxes and insurance and accrued interest payable approximate their fair value because of the short maturity of these accounts.The estimated carrying amounts and fair values of the Bank's financial instruments are as follows:

                                                                     ---------------------------------------------------
                                                                        At March 3l, 1999           At March 3l, 1998
                                                                     ---------------------------------------------------
                                                                     Carrying    Estimated       Carrying    Estimated
                                                                     Amount      Fair Value      Amount      Fair Value
------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks.........................................  $   4,964      $   4,964    $   5,718     $   5,718
  Short-term investments..........................................     16,939         16,939        3,321         3,321
  Investments available for sale:
     Investment securities........................................     21,943         21,943       24,524        24,524
     Mortgage-backed securities...................................     29,999         29,999       45,182        45,182
  Investments held to maturity:
     Investment securities........................................         --            --         4,000         3,963
  Loans, net......................................................    277,433        281,421      278,838       279,878
  Accrued interest receivable.....................................      1,614          1,614        1,910         1,910
  Stock in FHLB of Boston.........................................      3,350          3,350        3,150         3,150
  The Co-operative Central Bank Reserve Fund......................      1,576          1,576        1,576         1,576

LIABILITIES
  Deposits........................................................  $ 266,463      $ 267,340    $ 276,364     $ 276,546
  Advances from FHLB of Boston....................................     57,000         55,575       59,000        58,177
  Advance payments by borrowers for taxes and insurance...........      1,389          1,389        1,229         1,229
  Accrued interest payable........................................        291            291          483           483

                            [PICTURE APPEARS HERE]

NOTE 19. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS (In Thousands)
The following are the condensed financial statements for Central Bancorp, Inc. (the "Parent") only:

BALANCE SHEET                                                     March 31,
                                                                    1999
-------------------------------------------------------------------------
ASSETS
Cash deposit in subsidiary bank................................   $ 2,081
Investment in subsidiary, at equity............................    36,441
Other assets...................................................       235
                                                                  -------
     Total assets..............................................   $38,757
                                                                  =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses and other liabilities.........................   $    15
Total stockholders' equity.....................................    38,742
                                                                  -------
     Total liabilities and stockholders' equity................   $38,757
                                                                  =======

                                                                 Fiscal Period
                                                                    Ended
STATEMENT OF INCOME                                                March 31,
                                                                    1999
-------------------------------------------------------------------------
Non-interest expense...........................................   $    62
                                                                  -------
     Net loss before income taxes..............................        62
Income tax benefit.............................................       (20)

                                                                  -------
     Net loss..................................................        42
Equity in net income of subsidiaries...........................     2,724
                                                                  -------
     Net income................................................   $ 2,682
                                                                  =======

                                                                                               Fiscal
                                                                                               Period
                                                                                               Ended
STATEMENT OF CASH FLOWS                                                                       March 31,
                                                                                                1999
-------------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
   Net income                                                                                  $ 2,682
   Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed earnings of subsidiary.........................................   (2,724)
      (Increase) in other assets.............................................................     (235)
      Increase in accrued expenses and other liabilities.....................................       15
                                                                                               -------
         Net cash provided by operating activities...........................................     (262)
Cash flow from investing activities:
   Cash dividend from subsidiary.............................................................    2,500
Cash flow from financing activities:
   Cash dividends paid.......................................................................     (157)
                                                                                               -------
Cash at end of year..........................................................................  $ 2,081
                                                                                               =======

NOTE 20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (In Thousands, Except Per Share Data)

                                                                                          1999 Quarters
                                                                     ---------------------------------------------------
                                                                        First         Second        Third         Fourth
------------------------------------------------------------------------------------------------------------------------
Interest and dividend income.......................................  $  6,563      $  6,649      $  6,619      $  6,165
Interest expense...................................................     3,661         3,688         3,521         3,179
                                                                     ---------------------------------------------------
   Net interest and dividend income................................     2,902         2,961         3,098         2,986
Non-interest income................................................       331           188           358           491
Operating expenses.................................................     2,111         2,210         2,331         2,121
                                                                     ---------------------------------------------------
   Income before income taxes......................................     1,122           939         1,125         1,356
Income tax.........................................................       451           375           454           580
                                                                     ===================================================
   Net income......................................................  $    671      $    564      $    671      $    776
                                                                     ===================================================
Earnings per common share..........................................  $   0.35      $   0.29      $   0.35      $   0.40
                                                                     ===================================================
Earnings per common share-assuming dilution........................  $   0.34      $   0.29      $   0.35      $   0.40
                                                                     ===================================================

                                                                                         1998 Quarters
                                                                     ---------------------------------------------------
                                                                       First         Second        Third         Fourth
------------------------------------------------------------------------------------------------------------------------
Interest and dividend income.......................................  $  5,805      $  6,213      $  6,602      $  6,602
Interest expense...................................................     2,993         3,363         3,561         3,607
                                                                     ---------------------------------------------------
   Net interest and dividend income................................     2,812         2,850         3,041         2,995
Non-interest income................................................       195           526           204           889
Operating expenses.................................................     2,025         2,145         2,156         2,145
                                                                     ---------------------------------------------------
   Income before income taxes......................................       982         1,231         1,089         1,739
Income tax.........................................................       376           486           426           706
                                                                     ---------------------------------------------------
   Net income......................................................  $    606      $    745      $    663      $  1,033
                                                                     ===================================================
Earnings per common share..........................................  $   0.31      $   0.38      $   0.34      $   0.53
                                                                     ===================================================
Earnings per common share-assuming dilution........................  $   0.31      $   0.38      $   0.34      $   0.53
                                                                     ===================================================

Independent Auditors' Report


The Board of Directors and Stockholders

Central Bancorp, Inc.:

We have audited the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the related consolidated financial statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Bancorp, Inc. and subsidiary as of March 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1999, in conformity with generally accepted accounting principles.


[PICTURE APPEARS HERE]

/s/ KPMG LLP

Boston, Massachusetts

April 30, 1999

Directors and Officers
Board of Directors                     John F. Gilgun, Jr.            Executive Officers
                                       President
Joseph R. Doherty                      John F. Gilgun Agency          Joseph R. Doherty
Chairman                                                              Chairman
Central Bancorp, Inc.                  Terence D. Kenney
                                       Assessor                       John D. Doherty
John D. Doherty                        City of Woburn                 President & Chief Executive Officer
President & Chief Executive Officer
Central Bancorp, Inc.                  John G. Quinn                  Paul S. Feeley
                                       President                      Senior Vice President & Treasurer/
Gregory W. Boulos                      Quinn Printing Company         Chief Financial Officer
Partner
The Boulos Company                     Marat E. Santini               David W. Kearn
                                       Consultant                     Senior Vice President of Retail & Lending
George L. Doherty, Jr.                 Santini, Inc.
President                                                             William P. Morrissey
George L. Doherty Funeral Service, Inc.                               Senior Vice President of Public Affairs

                               Honorary Director

                         Philbert L. Pellegrini, Esq.

The directors and officers of Central Bancorp, Inc. also serve as directors and officers of Central Bank.

STOCKHOLDER INFORMATION

ANNUAL MEETING. The Annual Meeting of Stockholders of Central Bancorp, Inc. will be held at 11:00 a.m. on July 29, 1999, in the Main Auditorium of BankBoston, 100 Federal Street, Boston, Massachusetts.

INVESTOR INQUIRIES. Investors and other parties interested in obtaining information or who have questions about the Bank should contact Gladys N. Partamian, Vice President, 846 Main Street, Melrose, MA 02176, (617) 628-4000.

     The Bank's Annual Report on Form 10-K for the fiscal year ended March 31, 1999, is available without charge.

COMMON STOCK. On January 8, 1999, Central Bancorp, Inc. became the holding company for Central Bank, whose legal name is Central Co-operative Bank. The Bank became a public company on October 24, 1986 by issuing 1,840,000 shares of common stock at $7.50 a share. Central Bancorp's common stock is traded over-the-counter on the NASDAQ National Market System under the symbol CEBK. At March 31, 1999, there were approximately 300 holders of record of the common stock. This total does not reflect the number of persons or entitiles who held the stock in nominee or "street name" through various brokerage firms. In October 1996, the Company established a quarterly cash dividend policy and made its first dividend distribution on November 15, 1996; It has paid cash dividends on a quarterly basis since initiating the dividend program.

     The following tables list the high and low prices for Central Bancorp's common stock during each quarter of fiscal 1999 and fiscal 1998 as reported by NASDAQ, and the amounts and payable dates of the cash dividends paid during each quarter of fiscal 1999 and fiscal 1998. The stock quotations constitute interdealer prices without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

Common Stock Prices                                         Cash Dividends

Fiscal 1999   High    Low     Fiscal 1998   High    Low     Fiscal 1999 Payable Dates   Amount    Fiscal 1998 Payable Dates   Amount
---------------------------   ---------------------------   ---------------------------------     ----------------------------------
  6/30/98    32.375  25.000     6/30/97    18.625  15.750    5/23/98                    $ .08      5/23/97                    $ .08
  9/30/98    27.000  19.000     9/30/97    23.250  18.000    8/21/98                      .08      8/22/97                      .08
 12/31/98    20.250  16.734    12/31/97    30.250  20.500   11/20/98                      .08     11/21/97                      .08
  3/31/99    21.000  15.750     3/31/98    34.250  23.000    2/19/99                      .08      2/20/98                      .08

TRANSFER AGENT                            INDEPENDENT AUDITORS             SPECIAL LEGAL COUNSEL
State Street Bank and Trust Company       KPMG LLP                         Housley Kantarian & Bronstein, P.C.
c/o EquiServe Limited Partnership         99 High Street                   1220 19th Street N.W., Suite 700
P.O. Box 8200                             Boston, MA 02110-2371            Washington, DC 20036
Boston, MA 02266-8200
(800)426-5523                             DEPOSIT INSURANCE                WEBSITE HOME PAGE
                                          Federal Deposit Insurance        http://www.centralbk.com
                                             Corporation (FDIC)
                                          Share Insurance Fund (SIF)

                             ---------------------
                             CENTRAL BANCORP, INC.
                             ---------------------

                             399 Highland Avenue
                             Somerville, MA 02144
                               (617) 628-4000