Form 10-K, Exhibit 13
period 2000-03-31
CENTRAL BANCORP INC /MA/
filed 2000-06-28
CIK 1076394

Central
                                                              annual report 2000
Bancorp, Inc.



                             [PHOTO ILLUSTRATION]



"My parents financed their

first home in the 1950s

using a Central Bank Loan...

My wife and I are going to

maintain the family tradition

by also financing our first

home through Central Bank."

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

In October 1986, Central Bank became a public company by converting to a capital stock co-operative bank.

Central Bank is a full-service community banking operation that provides a variety of deposit and lending services -- including savings and checking accounts for retail and business customers, mortgage loans for constructing, purchasing and refinancing residential and commercial properties, and loans for home improvement and other purposes. The Bank operates eight full-service offices in the Massachusetts communities of Somerville, Arlington, Burlington, Chestnut Hill, Malden, Melrose, and Woburn (two branches).

                            [FOOTER APPEARS BELOW]

                                  Making a Difference    Somerville    Arlington

Central
Bancorp, Inc.
Our Mission
To The Communities                                            annual report 2000
We Serve

As the pace of mergers and consolidations of large banking institutions intensifies, the management and board of directors of Central Bancorp want to reaffirm their commitment to serve the long-term interests of our stockholders, employees and communities.

Many people are frustrated and angry by the changes that oftentimes result from large bank mergers, including higher fees and less accessibility to decision makers. Community banks like ours have the flexibility and the motivation to consistently provide the service that customers want and expect.

We have always believed community banks make a tremendous difference in terms of providing customers with higher quality services at lower costs. We pride ourselves at having established excellent relationships in the communities we serve - relationships that have endured for decades. We have many customers who have been banking with us for their entire lives.

We don't ever want to lose this personal touch. To that end, we will continue to do what we do best -- respond to the needs of our customers by offering competitive, value-based products and personalized service.

                            [FOOTER APPEARS BELOW]

Burlington    Chestnut Hill    Malden    Melrose    Woburn

Central
Bancorp          real estate lending
2000

Central Bank has served the real estate needs of our community for more than 100 years. Central BankEand We lent over $100 million to homeowners, investors and business owners in the year ended March 31, 2000. We have cautiously expanded our lending for development projects and resolve whatever I permanent commercial real estate activities. The Bank believes a balanced mix of wholesale, retail, commercial and construction mortgage lending is a winning need very quicklyE combination for the community and our stockholders.

                             [PHOTO ILLUSTRATIONS]


                    Making a Difference Somerville Arlington

Dear Stockholder

Central Bancorp had another year of improved financial performance. Since I've been reporting positive news to you about our Company for some time now, this may sound like a broken record. I must admit, however, that I enjoy sharing good news with you.

     Our net income of $3,333,000 for the fiscal year ended March 31, 2000, represented Central Bancorp's best performance since becoming a public company in 1986. Earnings for the year increased by $651,000, up more than 24% over the prior fiscal year - fueled by increases in loan income and lower interest expense resulting from an asset-liability strategy to fund some of fiscal year 2000's growth with additional levels of borrowing. The Company's net income for the fiscal year ended March 31, 2000, would have been $234,000 higher had accounting rules not changed requiring the Company to incur a one-time charge for unamortized organization costs associated with the establishment of Central Bancorp, Inc., as the holding company for Central Bank in January 1999.

small business activity

Central Bank's lending activity to the small business community has expanded over the past few years as the healthy local economy has created greater opportunities for companies to grow and prosper. Our market is broad-based, encompassing distributors, the service industry, manufacturers and a multitude of other commercial establishments. Because of our excellent reputation for personalized service and our many years of experience, the Bank is viewed as a very viable option for businesses seeking loans for working capital and other purposes. Moving forward, we will expand our commercial product base to include related cash management products and services.

                             [PHOTO ILLUSTRATIONS]


"Whenever I have a question or a problem, I know I can go into Central Bank's Woburn office and resolve whatever I need to very quickly. The Customer Service Representative, Florence Daley, has been working there for 20 years and always greets me with a smile, making me feel welcome and special. It's nice to know there is someone who truly cares about helping people.

Burlington    Chestnut Hill    Malden    Melrose    Woburn

                     [STOCKHOLDERS LETTER CONTINUES BELOW]

     For the fiscal year ended March 31, 2000, our return on average assets of 0.93% and our return on average stockholders' equity of 9.53% were significantly above the prior year's levels and also represented their best performances in more than five years.

     Central Bancorp's overall financial position strengthened between March 31, 1999 and March 31, 2000, as total loans grew more than 14% to $320,013,000, primarily reflecting higher residential, commercial and construction mortgage loans, and assets rose over 12% to $409,557,000.

Total loans and assets both ended the fiscal year at record levels. Additionally, our capital-to-assets ratio continued to remain well above regulatory guidelines.

     In May 2000, we announced our intention to repurchase another 5% of Central Bancorp's outstanding common stock following the completion of our second repurchase program. Through June 7, 2000, the Company had repurchased 191,933, or 9.7%, of the 1.9 million shares of common stock outstanding prior to the implementation of our first stock repurchase program in April 1999.

central community package

Our Central Community Package is considerably more attractive and less restrictive than personal account products offered by many other banks, especially the larger institutions. It features a no-fee checking account, a premium savings account, a MasterMoney(TM) debt/ATM card permitting unlimited free ATM withdrawals, and a Reserve Line of Credit. The minimum balance required to avoid fees is only $1,000. Customers are also eligible for premium rates on certificates of deposit, free telephone banking and discounts on safe deposit boxes. Based on feedback from our depositors, the Central Community Package is certainly meeting their everyday banking needs.

                             [PHOTO ILLUSTRATION]

"As the parent of a nine-year old child, I'm thrilled that Central Bank offers the Savings Makes Cents program. My son has learned so much about handling money and already has his own savings account."

                     [STOCKHOLDERS LETTER CONTINUES BELOW]

     The board of directors of Central Bancorp initiated the three repurchase programs because it believed the common stock represented an attractive investment. The reduction in the number of outstanding shares is expected to benefit our stockholders by increasing Central Bancorp's earnings per share and book value per share. As you know, the stock market has been very volatile over the past year, with technology stocks experiencing unprecedented price increases and more traditional stocks, especially those perceived to be sensitive to rate changes such as banks, performing weakly despite excellent fundamentals. This uncertainty surrounding interest rates also has put a damper on the prices of bank stocks, which impacted Central Bancorp's stock price. As of March 31, 2000, the closing price of Central Bancorp was $14.88 per share, below its book value of $20.66 per share.

     These developments occurred even though our earnings and financial position have remained strong for many years, and we achieved record earnings for our most recent fiscal year. We are very good at what we do, we have an excellent reputation within the communities we serve, and we are well positioned for future growth and profitability. The members of your board of directors and management continue to believe the Company's common stock is undervalued. When the interest-rate situation stabilizes and the financial markets reexamine the fundamental values of those companies that are now out of favor, our stock price should respond positively.

     Our board of directors and management remain very optimistic about the Company's prospects, based in part on our solid customer base, strong community presence and competitive position. The board's decision to raise our cash dividend by 25% to 10 cents a share in November 1999 reflected its confidence in Central Bancorp's future. Moving forward, we will continue to responsibly manage your Company and provide first-rate service to our customers. We look forward to serving you in the months and years ahead.

Sincerely,

/s/ John D. Doherty
John D. Doherty
President & Chief Executive Officer
                                                            financial highlights

                                                                                            March 31,
                                                             --------------------------------------------------------------------
(In Thousands, Except Per Share Data and Selected Ratios)        2000           1999           1998           1997           1996
---------------------------------------------------------------------------------------------------------------------------------
Balance Sheets
Total assets .............................................   $409,557       $364,696       $375,233       $320,950       $310,949
Total loans ..............................................    320,013        280,346        281,724        234,935        214,421
Investments:
   Available for sale ....................................     70,245         68,881         73,027         63,839         64,796
   Held to maturity ......................................         --             --          4,000          4,000          5,651
Deposits .................................................    258,339        266,463        276,364        259,093        257,096
Borrowings ...............................................    111,000         57,000         59,000         25,000         18,000
Total stockholders' equity ...............................     37,397         38,742         36,786         33,545         31,084

Shares outstanding .......................................      1,810          1,967          1,965          1,965          1,965

Statements of Operations
Net interest and dividend income .........................   $ 13,375       $ 11,947       $ 11,698       $ 11,623       $ 11,075
Provision for loan losses ................................         --             --             --             --            120
Total non-interest income ................................      1,669          1,368          1,814            888          1,347
Total operating expenses .................................      9,345          8,773          8,471          8,986         10,666
Net income before cumulative effect of
   accounting change .....................................      3,567          2,682          3,047          2,837          1,226
Net income ...............................................      3,333          2,682          3,047          2,837          1,226
Earnings per common share - assuming dilution:
   Before cumulative effect of accounting change .........       1.89           1.38           1.56           1.46           0.64
   After cumulative effect of accounting change ..........       1.77           1.38           1.56           1.46           0.64

Selected Ratios
Interest rate spread .....................................       3.33%          2.97%          3.11%          3.45%          3.37%
Net yield on interest-earning assets .....................       3.64           3.29           3.45           3.78           3.64
Equity-to-assets .........................................       9.13          10.62           9.80          10.45          10.00
Return on average assets .................................       0.93           0.72           0.88           0.89           0.39
Return on average stockholders' equity ...................       9.53           7.12           8.64           8.67           3.96

5   Central Bancorp 2000 Annual Report
                                   management's discussion and analysis of
                                   financial condition and results of operations

General

Central Bancorp, Inc. (the "Company") is a bank holding company headquartered in Somerville, Massachusetts. The Company is the holding company for its wholly owned subsidiary, Central Bank (the "Bank"), a state chartered co-operative bank with the legal name of Central Co-operative Bank. Substantially all of the Company's operations are the operations of the Bank. Therefore, the majority of the discussion that follows is a discussion of the Bank's operations. Through the Bank, the Company acquires funds in the form of deposits and borrowings, and uses the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to make loans on commercial real estate and business loans in its market area. The Bank also makes a limited amount of consumer loans including home improvement and secured and unsecured personal loans. The Bank has used excess funds to purchase investment and mortgage-backed securities.
     The operations of the Bank are generally influenced by overall economic conditions, the related monetary and fiscal policies of the federal government and the regulatory policies of financial institution regulatory authorities, including the Banking Commissioner of Massachusetts, the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC").
     The Bank monitors its exposure to earnings fluctuations resulting from market interest rate changes. Historically the Bank's earnings have been vulnerable to changing interest rates due to differences in the terms to maturity or repricing of its assets and liabilities. For example, in a rising interest rate environment, the Bank's net interest income and net income could be negatively affected as interest-sensitive liabilities (deposits and borrowings) could adjust more quickly to rising interest rates than the Bank's interest-sensitive assets (loans and investments).
     The following is a discussion and analysis of the Bank's results of operations for the last three fiscal years and its financial condition at the end of fiscal years 2000 and 1999. Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and accompanying notes.

Results of Operations

The Company reported net income of $3.3 million or $1.77 per diluted share after cumulative effect of change in accounting principle for fiscal 2000, as compared to $2.7 million or $1.38 per diluted share for fiscal 1999 and $3.0 million or $1.56 per diluted share for fiscal 1998.
     The earnings increase for fiscal 2000 was primarily the result of higher net interest income and sales of investment securities, partially offset by an increase in operating expenses. The Company was able to increase net interest and dividend income during this period despite a fiercely competitive market for loans and deposits. The decrease in the cost of deposits resulted from management's decision to not aggressively price deposits in a declining interest rate environment, which caused the overall cost of funds to decrease.
     Fiscal 2000 results were reduced by a one-time charge of $234,000, net of taxes, for costs associated with establishing, on January 8, 1999, Central Bancorp, Inc. as the holding company for Central Bank. This charge represented the balance of unamortized organization costs outstanding as of April 1, 1999, that were required to be written off in accordance with a new accounting rule regarding reporting costs of organization activities. Excluding this cumulative effect of a change in accounting principle, the Company's net income for the fiscal year ended March 31, 2000, was $3.6 million or $1.89 per diluted share.

Interest Rate Spread

The Bank's operating results are significantly affected by its net interest spread, which is the difference between the yield on loans and investments and the interest cost of deposits and borrowings. The interest spread is affected by economic conditions and market factors that influence interest rates, loan demand and deposit flows.

6   Central Bancorp 2000 Annual Report

The following table presents the Bank's income yield and cost of funds by their primary components for the fiscal years ended March 31:

                                            2000                              1999                        1998
                                 --------------------------------------------------------------------------------------------------
                                  Average                Yield/      Average                Yield/     Average              Yield/
(Dollars In Thousands)            Balance    Interest      Rate      Balance    Interest      Rate       Balance   Interest   Rate
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Mortgage loans ...........    $293,126    $ 21,806      7.44%    $282,631    $ 21,250      7.52%    $245,339    $ 19,326    7.88%
   Other loans ..............       6,963         599      8.60        4,882         423      8.66        4,990         444    8.90
   Short-term investments ...       8,197         421      5.14       13,128         650      4.95        4,495         251    5.58
Investment securities .......      32,632       2,039      6.25       23,375       1,481      6.34       38,836       2,443    6.29
   Mortgage-backed
     securities .............      25,035       1,465      5.85       37,676       2,097      5.57       44,073       2,659    6.03
   The Cooperative Central
     Bank Reserve Fund ......       1,576          94      5.96        1,576          95      6.03        1,576          99    6.28
                                 --------     -------               --------    --------               --------    --------
    Total interest-earning
      assets ................    $367,529      26,424      7.19     $363,268      25,996      7.16     $339,309      25,222    7.43
                                 ========     -------               ========    --------               ========    --------

Interest-bearing liabilities:
   Deposits .................    $257,536       8,553      3.32     $275,135      10,770      3.91     $270,650      11,084    4.10
   Advances from Federal Home
      Loan Bank of Boston ...      80,907       4,496      5.56       59,901       3,279      5.47       42,130       2,440    5.79
                                 --------     -------               --------    --------               --------    --------
      Total interest-bearing
         liabilities ........    $338,443      13,049      3.86     $335,036      14,049      4.19     $312,780      13,524    4.32
                                 ========     -------               ========    --------               ========    --------
Net interest and dividend
  income ....................                $ 13,375                           $ 11,947                           $ 11,698
                                             ========                           ========                           ========
Interest rate spread ........                              3.33%                              2.97%                            3.11%
                                                           ====                               ====                             ====
Net yield on interest-
   earning assets ...........                              3.64%                              3.29%                            3.45%
                                                           ====                               ====                             ====

Rate/Volume Analysis

The effect on net interest income of changes in interest rates and changes in the amounts of interest-earning assets and interest-bearing liabilities is shown in the following table. Information is provided on changes for the fiscal years indicated attributable to (i) changes in the interest rates; (ii) changes in volume; and (iii) the combined changes in interest rates and volume.

                                                      2000 vs. 1999                                     1999 vs. 1998
                                        -------------------------------------------------------------------------------------------
                                          Change due to Increase (Decrease) in:            Change due to Increase (Decrease) in:
                                        -------------------------------------------------------------------------------------------
                                                                Rate/                                            Rate/
(In Thousands)                           Volume       Rate     Volume       Total      Volume        Rate       Volume        Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Mortgage loans ...................   $   789    $  (226)   $    (7)    $   556     $ 2,939     $  (883)     $  (132)     $ 1,924
   Other loans ......................       180         (3)        (1)        176         (10)        (12)           1          (21)
                                        -------    -------    -------     -------     -------     -------      -------      -------
     Total income from loans ........       969       (229)        (8)        732       2,929        (895)        (131)       1,903
                                        -------    -------    -------     -------     -------     -------      -------      -------
Short-term investments ..............      (244)        25        (10)       (229)        482         (28)         (55)         399
Investment securities ...............       587        (21)        (8)        558        (972)         19           (9)        (962)
Mortgage-backed securities ..........      (704)       105        (33)       (632)       (386)       (203)          27         (562)
The Co-operative Central Bank
       Reserve Fund .................        --         (1)        --          (1)         --          (4)          --           (4)
                                        -------    -------    -------     -------     -------     -------      -------      -------
   Total income from investments ....      (361)       108        (51)       (304)       (876)       (216)         (37)      (1,129)
                                        -------    -------    -------     -------     -------     -------      -------      -------
   Total interest and dividend
     income .........................       608       (121)       (59)        428       2,053      (1,111)        (168)         774
                                        -------    -------    -------     -------     -------     -------      -------      -------
Interest expense:
   Deposits .........................      (688)    (1,623)        94      (2,217)        184        (514)          16         (314)
   Advances from Federal Home Loan
       Bank of Boston ...............     1,149         54         14       1,217       1,029        (135)         (55)         839
                                        -------    -------    -------     -------     -------     -------      -------      -------
   Total interest expense ...........       461     (1,569)       108      (1,000)      1,213        (649)         (39)         525
                                        -------    -------    -------     -------     -------     -------      -------      -------
Net interest and dividend income ....   $   147    $ 1,448    $  (167)    $ 1,428     $   840     $  (462)     $  (129)     $   249
                                        =======    =======    =======     =======     =======     =======      =======      =======

7   Central Bancorp 2000 Annual Report

Interest and Dividend Income

The Bank experienced a $428 thousand overall increase in interest and dividend income for the fiscal year ended March 31, 2000 compared to fiscal 1999. Interest income on loans increased by $732 thousand to $22.4 million due to a $12.6 million increase in average loan balances. Total loans increased by $39.7 million from March 31, 1999 to March 31, 2000 and the yield on these loans decreased by 7 basis points. The Bank originated new loans amounting to $108.4 million, of which $78.5 million were adjustable-rate loans. Additionally, interest and dividend income on investments decreased by $304 thousand due primarily to an $8.3 million decrease in average total balances of investments, partly offset by a 25 basis point increase in the rate earned on investments during fiscal 2000. The overall total average balance of interest-earning assets increased by $4.3 million from fiscal 1999 to fiscal 2000, and the average yield on all interest-earning assets increased by 3 basis points between the two fiscal years.
     The Bank experienced a $774 thousand overall increase in interest and dividend income for the fiscal year ended March 31, 1999 compared to fiscal 1998. Interest income on loans increased by $1.9 million to $21.7 million due to a $37.2 million increase in average loan balances, although total loans decreased by $1.4 million from March 31, 1998 to March 31, 1999. Partly offsetting the increase in average loans outstanding was a 36 basis point decrease in the average yield on these loans. The Bank originated new loans amounting to $111.2 million, of which $51.1 million were adjustable-rate loans. Additionally, interest and dividend income on investments decreased by $1.1 million due primarily to a $13.2 million decrease in average total balances of investments and by a 42 basis point decrease in the rate earned on investments during fiscal 1999. The overall total average balance of interest-earning assets increased by $24.0 million from fiscal 1998 to fiscal 1999, while the average yield on all interest-earning assets decreased by 27 basis points between the two fiscal years.

Interest Expense

Interest expense on deposits decreased during the fiscal year ended March 31, 2000 by $2.2 million, from $10.8 million in fiscal 1999 to $8.6 million in fiscal 2000. The decrease can be attributed to a decrease of 59 basis points in the interest rate paid on deposits, from 3.91% during fiscal 1999 to 3.32 % during fiscal 2000, as well as a decrease in the average balance of deposits to $257.5 million during fiscal 2000 from $275.1 million during fiscal 1999. Interest expense on borrowings increased as the average balance of borrowings rose to $80.9 million during fiscal 2000 from $59.9 million during fiscal 1999 and the average rate paid on borrowed funds increased 9 basis points from 5.47% in fiscal 1999 to 5.56% in fiscal 2000. Both factors combined to cause a $1.2 million increase in interest expense on borrowings during fiscal 2000. There was an overall increase in the average balance of interest-bearing liabilities of $3.4 million during fiscal 2000 compared to fiscal 1999 while the cost of those liabilities declined by 33 basis points, to 3.86% in fiscal 2000.
     For fiscal 1999, interest expense on deposits decreased by $314 thousand from $11.1 million in fiscal 1998 to $10.8 million in fiscal 1999. The decrease can be attributed primarily to a decrease of 19 basis points in the interest rate paid on deposits from 4.10% during fiscal 1998 to 3.91% in fiscal 1999, which was partly offset by an increase in the average total balance of deposits to $275.1 million during fiscal 1999 from $270.7 million in the prior period. Interest expense on borrowings increased as the average balance of borrowings rose to $59.9 million during fiscal 1999 from $42.1 million during fiscal 1998. Partly offsetting the increase in the average balance was a 32 basis point decrease in the rate paid on these borrowings to 5.47% in fiscal 1999 from 5.79% in fiscal 1998. Both factors combined to cause an $839 thousand increase in interest expense on borrowings during fiscal 1999. There was an overall increase in the average balance of interest-bearing liabilities of $22.3 million during fiscal 1999 compared to fiscal 1998.

Provision for Loan Losses

Due to the Bank's stable and relatively high level of asset quality, there was no provision for loan losses during fiscal 2000, 1999 and 1998. At March 31, 2000, 1999 and 1998, problem assets totaled $235 thousand, $420 thousand and $1.7 million, representing 0.1%, 0.1% and 0.4% of total assets, respectively. Problem assets are loans 90 days or more past due, real estate acquired by foreclosure and impaired loans. Loans 90 days or more past due amounted to $235 thousand at March 31, 2000, a decrease of $184 thousand from $419 thousand at March 31, 1999. There were no impaired loans at March 31, 2000 and March 31, 1999. At March 31, 1998, impaired loans amounted to $1.3 million, all performing within the term of the current agreements. There was no real estate acquired by foreclosure at March 31, 2000, 1999 or 1998.

8   Central Bancorp 2000 Annual Report

Non-interest Income

Total non-interest income for fiscal 2000 was $1.7 million, compared to $1.4 million during fiscal 1999. The primary reason for the $301 thousand increase was an increase in gains from the sales of investment and mortgage-backed securities during fiscal 2000 of $1.0 million compared to $580 thousand during fiscal 1999.
     Total non-interest income for fiscal 1999 was $1.4 million, compared to $1.8 million during fiscal 1998. The primary reason for the $446 thousand decline was a decrease in gains from the sale of investments and mortgage-backed securities during fiscal 1999 of $580 thousand compared to $1.1 million during fiscal 1998. In addition, during fiscal 1999, the Bank sold a non-banking facility, realizing a net gain on sale of $105 thousand.

Operating Expenses

Operating expenses increased $572 thousand during the fiscal year ended March 31, 2000, as compared to the fiscal year ended March 31, 1999. This increase was primarily attributable to increases in salaries and benefits of $638 thousand, in professional fees of $119 thousand and other expenses of $132 thousand. These increases were partially offset by a reduction in occupancy and equipment expenses during fiscal 2000 of $301 thousand.
     Operating expenses increased $302 thousand during the fiscal year ended March 31, 1999, as compared to the fiscal year ended March 31, 1998. This increase was primarily attributable to increases in salaries and benefits of $179 thousand, in occupancy and equipment of $273 thousand and in data processing service fees of $146 thousand. These increases were partially offset by a reduction in professional fees during fiscal 1999 of $144 thousand due to consulting fees incurred during fiscal 1998 relating to a change in computer processing systems. Other expenses decreased during fiscal 1999 by $151 thousand due to decreased advertising and promotional activities as compared to fiscal 1998.

Income Taxes

The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.
     During fiscal 1999 and 1998, the Bank's effective income tax expense increased substantially to approximately the statutory rate. The Company implemented certain tax-saving strategies in fiscal 2000 that resulted in a decline in the effective tax rate. The effective rates of income tax expense for the fiscal years ended March 31, 2000, 1999 and 1998 were 37.4%, 41.0% and 39.6%, respectively.

Financial Condition

Total assets at March 31, 2000 amounted to $409.6 million, an increase of $44.9 million from $364.7 million at March 31, 1999. Total assets at March 31, 1999 decreased $10.5 million from $375.2 million at March 31, 1998. During fiscal 2000, increased borrowed funds were used to fund the increase in loans and investments and the decline in the Bank's deposits.
     Net loans increased $39.6 million to $317.0 million at March 31, 2000 from $277.4 million at March 31, 1999. At March 31, 2000, mortgage loans were $315.0 million, a $40.8 million increase from March 31, 1999. During the fiscal year ended March 31, 2000, the Bank originated loans totaling $108.4 million, of which $29.9 million were fixed-rate loans and $78.5 million were adjustable-rate loans. Total loans originated during the fiscal year ended March 31, 1999, totaled $111.2 million, of which $60.1 million were fixed-rate loans and $51.1 million were adjustable-rate loans.

Risk Elements

The improvement in the Bank's real estate portfolio continued through fiscal 2000, which resulted in a $184 thousand overall decrease in its problem assets to $235 thousand at March 31, 2000 as compared to $420 thousand at March 31, 1999. Any reversal of the favorable economic conditions experienced during fiscal 2000 could result in the Bank experiencing increases in problem assets that would negatively affect the Bank's results of operations.
     The allowance for loan losses is maintained at a level which management considers adequate to provide for inherent probable losses based on an evaluation of known and inherent risks in the portfolio. Such evaluation includes identification of adverse situations that may affect the ability of certain borrowers to repay, a review of overall portfolio size, quality, composition and an assessment of existing and anticipated economic conditions.

9   Central Bancorp 2000 Annual Report

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

Deposits
Total deposits at March 31, 2000 were $258.3 million, an $8.1 million decrease from $266.5 million one year earlier. Savings accounts and other types of deposits have traditionally been an important source of funds for lending, investment purchases, and for other general business purposes. The decrease in deposits resulted from management's decision to not aggressively price deposits in a declining interest rate environment, which caused the overall cost of funds to decrease.

Advances from the Federal Home Loan Bank of Boston
Advances from the Federal Home Loan Bank of Boston increased to $111.0 million at March 31, 2000 from $57.0 million at March 31, 1999. This was the result of an asset-liability strategy to fund some of fiscal year 2000's growth with additional levels of borrowing.

Asset/Liability Management and Market Risk
The Bank's earnings are largely dependent on its net interest income, which is the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank seeks to reduce its exposure to changes in interest rate, or market risk, through active monitoring and management of its interest-rate risk exposure. The policies and procedures for managing both on- and off-balance sheet activities are established by the Bank's asset/liability management committee ("ALCO"). The Board of Directors reviews and approves the ALCO policies annually and monitors related activities on an ongoing basis.
     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities.
     The main objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on the Bank's net interest income and preserve capital, while adjusting the Bank's asset/liability structure to control interest-rate risk. However, a sudden and substantial increase or decrease in interest rates may adversely impact earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent, or on the same basis.
     The following two tables reflect different methods of disclosing the Bank's exposure to a change in interest rates and its potential impact on the Bank's net interest income. The gap analysis uses contractual maturities and next repricing dates, while the market risk simulation measures changes in net interest income as a result of changes in market interest rates. The interest rate sensitivity of the Bank's assets and liabilities in both tables would vary substantially if different assumptions were used or if actual experience differs from the assumptions provided.
     The following table sets forth maturity and repricing information concerning the Bank's interest-sensitive assets and liabilities at March 31, 2000. The table does not reflect partial or full prepayment of loans or mortgage-backed securities prior to contractual maturity.


10   Central Bancorp 2000 Annual Report

(Dollars In Thousands)                                            Time Interval from March 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                   0-30         31-90        91-180       181-365      1-3          3-5
                                   Days         Days         Days         Days         Years        Years     Thereafter    Total
                                 ---------------------------------------------------------------------------------------------------

Interest-sensitive assets:
  Short-term
    investments ...............  $ 14,802    $      --    $      --    $      --    $      --    $      --    $      --   $   14,802

  Investment securities
    (including stock in the
    Federal Home Loan
    Bank of Boston) ...........     7,145        5,800           --          994           --        6,869       17,127       37,935

Adjustable-rate loans (a)  ....    11,233        2,423       10,807       16,756       41,942      126,408       10,212      219,781

Fixed-rate loan
    amortization (b) ..........     8,086          159          464        1,002        7,914       10,267       72,340      100,232

Mortgage-backed securities
    amortization (b) ..........     6,969        1,791        1,988        1,403          896        7,263        2,998       23,308

The Co-Operative Central
    Bank Reserve Fund .........        --           --        1,576           --           --           --           --        1,576
                                 --------    ---------    ---------    ---------    ---------    ---------    ---------   ----------

  Total interest-
    sensitive assets ..........    48,235       10,173       14,835       20,155       50,752      150,807      102,677      397,634
                                 --------    ---------    ---------    ---------    ---------    ---------    ---------   ----------

Interest-sensitive liabilities:
  NOW accounts (c) ............     8,054           --           --           --           --           --       24,164       32,218

  Regular, club, and 90-day
    notice accounts (c) .......    15,369            6           --           --           --           --       46,100       61,475

  Money market
    deposit accounts ..........    19,045           --           --           --           --           --           --       19,045

  Term deposit certificates ...     5,388       14,311       33,782       25,891       44,207        3,388           --      126,967

  Advances from
    FHLB of Boston ............    10,000        7,000           --        1,000        4,000        5,000       84,000      111,000
                                 --------    ---------    ---------    ---------    ---------    ---------    ---------   ----------

   Total interest-sensitive
     liabilities ..............    57,856       21,317       33,782       26,891       48,207        8,388      154,264      350,705
                                 --------    ---------    ---------    ---------    ---------    ---------    ---------   ----------

Interest-sensitivity
   gap (assets minus
   liabilities) ...............  $ (9,621)   $ (11,144)   $ (18,947)   $  (6,736)   $   2,545    $ 142,419    $ (51,587)  $   46,929
                                 ========    =========    =========    =========    =========    =========    =========   ==========

  Cumulative gap ..............  $ (9,621)   $ (20,765)   $ (39,712)   $ (46,448)   $ (43,903)   $  98,516    $  46,929
                                 ========    =========    =========    =========    =========    =========    =========
  Cumulative interest-
   sensitive assets as a
   percent of cumulative
   interest-sensitive
   liabilities ................      83.4%        73.8%        64.8%        66.8%        76.7%       150.1%      113.4%
  Cumulative gap as
   a percent of
   total assets ...............      (2.3)%       (5.1)%       (9.7)%      (11.3)%      (10.7)%       24.1%       11.5%

(a) Adjustable-rate mortgage loan amounts and other loans subject to repricing are accumulated as if the entire balance came due on the repricing date.
(b) Amortization is shown in the time period corresponding to the contractual amortization or, when such information was not available, the computed principal amortization based on weighted average maturities and weighted average rates. Fixed-rate demand loans are shown in the "0-30 Days" category and are usually amortized over longer periods and can be repriced at the option of the Bank.
(c) Although NOW and regular accounts are subject to immediate withdrawal and repricing, management considers these accounts to have significantly longer effective maturities and repricing terms; therefore, the majority of such accounts have been included in the "Thereafter" category. If NOW and regular accounts had been assumed to be subject to repricing within one year, the cumulative excess of interest-sensitive liabilities over interest-sensitive assets would have been $116,714 or 28.5% of total assets.

     The Bank quantifies its interest-rate risk exposure using a sophisticated simulation model. Simulation analysis is used to measure the exposure of net interest income to changes in interest rates over a specific time horizon.


11   Central Bancorp 2000 Annual Report

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

                                                 Percentage Change in Estimated
                                                    Net Interest Income Over
                                                 ------------------------------
                                                    12 months      24 months
                                                 ------------------------------
300 basis point increase in rates .............       (13.8)%        (14.8)%
200 basis point decrease in rates .............       (0.9)           (3.2)

Based on the scenario above, net interest income of the Company would be adversely affected in both the twelve and twenty-four month periods, although the negative impact would likely be substantially greater in a rising interest rate environment.

Liquidity

The Bank's principal sources of liquidity are customer deposits, amortization and repayments of loan and mortgage-backed security principal, FHLB of Boston advances and maturities of various other investments. These various sources of liquidity, as well as the Bank's ability to sell residential mortgage loans in the secondary market, are used to fund deposit withdrawals, loan originations and investments.
     Deposits have been a relatively stable source of funds for the Bank despite the continued competition in recent years. During fiscal 2000, deposit balances decreased by $8.2 million to $258.3 million from $266.5 million at March 31, 1999.
     The Bank is a member of the FHLB of Boston and has the ability to borrow from the FHLB of Boston for any sound business purpose for which the Bank has legal authority, subject to such regulations and limitations as may be prescribed. At March 31, 2000 and 1999, the Bank had outstanding FHLB of Boston advances of $111.0 million and $57.0 million, respectively. The deposits and FHLB advances were used to fund the Bank's lending and investing activities during the year. The FHLB of Boston advances are secured by a blanket lien on residential first mortgage loans, investment securities and all stock in the FHLB of Boston.
     As a member of The Co-operative Central Bank, the Bank also has the right to borrow from that organization for short-term cash needs, by pledging certain assets. The Bank also may obtain funds from the Federal Reserve Bank of Boston by pledging certain of the Bank's notes and drafts. The Bank has not exercised these rights.
     Loan originations, including purchases, totaled $108.4 million, $111.2 million, and $109.7 million for the fiscal years ended March 31, 2000, 1999 and 1998, respectively. At March 31, 2000, outstanding commitments to originate mortgage loans totaled $21.6 million, and commitments for unadvanced funds on home equity, commercial and construction loans totaled $17.5 million. Currently, the Bank does not have any mortgage loans available for sale in the secondary market. Management believes that the Bank has adequate sources of liquidity to fund these commitments.

Capital Resources

Massachusetts chartered co-operative banks that are insured by the FDIC, such as the Bank, are required to maintain minimum capital ratios pursuant to banking regulations. The first standard establishes a risk-adjusted ratio relating capital to different categories of balance sheet assets and off-balance sheet obligations. Two categories of capital are defined: Tier 1 or core capital (stockholders' equity) and Tier 2 or supplementary capital. Total capital is the sum of both Tier 1 and Tier 2. According to the standards, Tier 1 capital must represent at least 50% of qualifying total capital. At March 31, 2000, the minimum total risk-based capital ratio required was 8.00%. The Bank's risk-based total capital ratio at March 31, 2000, was 14.52%.
     To complement the risk-based standards, the FDIC adopted a leverage ratio (stockholders' equity divided by total assets) of 3% for the most highly rated banks and 4%-5% for all others. The leverage ratio is to be used in tandem with the risk-based capital ratios as the minimum standards for banks. The Bank's leverage ratio was 8.85% at March 31, 2000.

12   Central Bancorp 2000 Annual Report
                                                     consolidated balance sheets

                                                                                                                    March 31,
                                                                                                           ------------------------
(Dollars in Thousands)                                                                                          2000           1999
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ..............................................................................     $   6,588      $   4,964
Short-term investments ...............................................................................        14,802         16,939
Investments available for sale:
   Investment securities (amortized cost of $32,839 in 2000 and $21,182 in 1999) (notes 2 and 11) ....        32,135         21,943
   Mortgage-backed securities (amortized cost of $23,862 in 2000 and $30,190 in 1999) (note 2) .......        23,308         29,999
Stock in Federal Home Loan Bank of Boston, at cost (note 7) ..........................................         5,800          3,350
The Co-operative Central Bank Reserve Fund (note 8) ..................................................         1,576          1,576
                                                                                                           ---------      ---------
      Total investments ..............................................................................        77,621         73,807
                                                                                                           ---------      ---------
Loans:
   Mortgage loans (notes 3, 5 and 11) ................................................................       314,966        274,146
   Other loans (notes 4 and 5) .......................................................................         5,047          6,200
                                                                                                           ---------      ---------
                                                                                                             320,013        280,346
   Less allowance for loan losses (note 6) ...........................................................         2,993          2,913
                                                                                                           ---------      ---------
      Net loans ......................................................................................       317,020        277,433
                                                                                                           ---------      ---------
Accrued interest receivable ..........................................................................         2,036          1,614
Office properties and equipment, net (note 9) ........................................................         2,218          2,550
Deferred tax asset, net (note 12) ....................................................................         1,071            744
Goodwill, net ........................................................................................         2,808          3,096
Other assets .........................................................................................           195            488
                                                                                                           ---------      ---------
      Total assets ...................................................................................     $ 409,557      $ 364,696
                                                                                                           =========      =========

Liabilities and Stockholders' Equity
Liabilities:
   Deposits (note 10) ................................................................................     $ 258,339      $ 266,463
   Advances from Federal Home Loan Bank of Boston (note 11) ..........................................       111,000         57,000
   Advance payments by borrowers for taxes and insurance .............................................         1,053          1,389
   Accrued interest payable ..........................................................................           542            291
   Accrued expenses and other liabilities ............................................................         1,226            811
                                                                                                           ---------      ---------
      Total liabilities ..............................................................................       372,160        325,954
                                                                                                           =========      =========

Commitments and contingencies (notes 9, 13 and 16)
Stockholders' equity (note 14):
   Preferred stock $1.00 par value, authorized 5,000,000 shares; none issued or outstanding ..........            --             --
   Common stock $1.00 par value, authorized 15,000,000 shares; issued 1,970,000 and
      1,967,000 shares (outstanding 1,810,450 and 1,967,000) at March 31, 2000 and
      1999, respectively .............................................................................         1,970          1,967
   Additional paid-in capital ........................................................................        11,190         11,171
   Retained income ...................................................................................        28,538         25,894
   Treasury stock (159,550 and 0 shares of common at March 31, 2000 and 1999, respectively),
      at cost ........................................................................................        (3,043)            --
   Accumulated other comprehensive (loss) income .....................................................          (825)           327
   Unearned compensation - ESOP (note 15) ............................................................          (433)          (617)

                                                                                                           ---------      ---------
      Total stockholders' equity .....................................................................        37,397         38,742
                                                                                                           ---------      ---------
      Total liabilities and stockholders' equity .....................................................     $ 409,557      $ 364,696
                                                                                                           =========      =========

See accompanying notes to consolidated financial statements.

13   Central Bancorp 2000 Annual Report
                                               consolidated statements of income

                                                                                                    Fiscal Years Ended March 31,
                                                                                               -------------------------------------
(In Thousands, Except Per Share Data)                                                              2000           1999          1998
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
   Mortgage loans .......................................................................      $ 21,806       $ 21,250      $ 19,326
   Other loans ..........................................................................           599            423           444
   Short-term investments ...............................................................           421            650           251
   Investment securities ................................................................         2,039          1,481         2,443
   Mortgage-backed securities ...........................................................         1,465          2,097         2,659
   The Co-operative Central Bank Reserve Fund ...........................................            94             95            99
                                                                                               --------       --------      --------
      Total interest and dividend income ................................................        26,424         25,996        25,222
                                                                                               --------       --------      --------
Interest expense:
   Deposits .............................................................................         8,553         10,770        11,084
   Advances from Federal Home Loan Bank of Boston .......................................         4,496          3,279         2,440
                                                                                               --------       --------      --------
      Total interest expense ............................................................        13,049         14,049        13,524
                                                                                               --------       --------      --------
      Net interest and dividend income ..................................................        13,375         11,947        11,698
Provision for loan losses (note 6) ......................................................            --             --            --
                                                                                               --------       --------      --------
      Net interest and dividend income after provision for loan losses ..................        13,375         11,947        11,698
                                                                                               --------       --------      --------
Non-interest income:
   Deposit service charges ..............................................................           414            431           493
   Net gain from sales of investment securities (note 2) ................................         1,013            580         1,051
   Gain on sale of building .............................................................            --            105            --
   Other income .........................................................................           242            252           270
                                                                                               --------       --------      --------
      Total non-interest income .........................................................         1,669          1,368         1,814
                                                                                               --------       --------      --------
Operating expenses:
   Salaries and employee benefits .......................................................         5,017          4,379         4,200
   Occupancy and equipment (note 9) .....................................................         1,167          1,468         1,195
   Data processing service fees .........................................................           534            543           397
   Professional fees ....................................................................           875            756           900
   Foreclosure expenses, net ............................................................            (6)             1             2
   Goodwill amortization ................................................................           288            288           288
   Other expenses .......................................................................         1,470          1,338         1,489
                                                                                               --------       --------      --------
      Total operating expenses ..........................................................         9,345          8,773         8,471
                                                                                               --------       --------      --------
      Income before income taxes ........................................................         5,699          4,542         5,041
Income tax expense (note 12) ............................................................         2,132          1,860         1,994
                                                                                               --------       --------      --------
      Net income before cumulative effect of change in accounting principle .............         3,567          2,682         3,047
Cumulative effect of change in accounting principle, net of taxes........................          (234)            --            --
                                                                                               --------       --------      --------
      Net income ........................................................................      $  3,333       $  2,682      $  3,047
                                                                                               ========       ========      ========
Earnings per common share (note 1):
   Before cumulative effect of change in accounting principle ...........................      $   1.90       $   1.38      $   1.57
                                                                                               ========       ========      ========
   Before cumulative effect of change in accounting principle - assuming dilution .......      $   1.89       $   1.38      $   1.56
                                                                                               ========       ========      ========
   After cumulative effect of change in accounting principle ............................      $   1.77       $   1.38      $   1.57
                                                                                               ========       ========      ========
   After cumulative effect of change in accounting principle - assuming dilution ........      $   1.77       $   1.38      $   1.56
                                                                                               ========       ========      ========
Weighted average common shares outstanding ..............................................         1,882          1,938         1,937
                                                                                               ========       ========      ========
Weighted average common shares outstanding, diluted .....................................         1,885          1,946         1,948
                                                                                               ========       ========      ========

See accompanying notes to consolidated financial statements.

14   Central Bancorp 2000 Annual Report
                      consolidated statements of changes in stockholders' equity

                                                                                           Accumulated
                                                      Additional                                 Other       Unearned          Total
                                              Common     Paid-in   Retained   Treasury   Comprehensive   Compensation  Stockholders'
(In Thousands, Except Per Share Data)          Stock     Capital     Income      Stock   (Loss) Income           ESOP         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at March 31, 1997 ................  $  1,965    $ 11,159   $ 21,423   $     --       $   (156)      $   (846)      $ 33,545
Net income ...............................        --          --      3,047         --             --             --          3,047
Other comprehensive income, net of tax:
   Unrealized gain on securities, net of
     reclassification adjustment .........        --          --         --         --            700             --            700
     Comprehensive income ................                                                                                    3,747
                                                                                                                           --------
Dividends paid ($0.32 per share) .........        --          --       (629)        --             --             --           (629)
Amortization of unearned
   compensation - ESOP ...................        --          --         --         --             --            123            123
                                            --------    --------   --------   --------       --------       --------       --------
Balance at March 31, 1998 ................     1,965      11,159     23,841         --            544           (723)        36,786
Net income ...............................        --          --      2,682         --             --             --          2,682
Other comprehensive income, net of tax:
   Unrealized (loss) on securities, net of
     reclassification adjustment .........        --          --         --         --           (217)            --           (217)
                                                                                                                           --------
     Comprehensive income ................                                                                                    2,465
                                                                                                                           --------
Proceeds from exercise of stock options ..         2          12         --         --             --             --             14
Dividends paid ($0.32 per share) .........        --          --       (629)        --             --             --           (629)
   Amortization of unearned
     compensation - ESOP .................        --          --         --         --             --            106            106
                                            --------    --------   --------   --------       --------       --------       --------
Balance at March 31, 1999 ................     1,967      11,171     25,894         --            327           (617)        38,742
Net income ...............................        --          --      3,333         --             --             --          3,333
Other comprehensive income, net of tax:
   Unrealized (loss) on securities, net of
     reclassification adjustment .........        --          --         --         --         (1,152)            --         (1,152)
                                                                                                                           --------
     Comprehensive income ................                                                                                    2,181
                                                                                                                           --------
Proceeds from exercise of stock options ..         3          19         --         --             --             --             22
Purchase of treasury stock ...............        --          --         --     (3,043)            --             --         (3,043)
Dividends paid ($0.36 per share) .........        --          --       (689)        --             --             --           (689)
Amortization of unearned
   compensation - ESOP ...................        --          --         --         --             --            184            184
                                            --------    --------   --------   --------       --------       --------       --------
Balance at March 31, 2000 ................  $  1,970    $ 11,190   $ 28,538   $ (3,043)      $   (825)      $   (433)      $ 37,397
                                            ========    ========   ========   ========       ========       ========       ========

The Bank's other comprehensive income (loss) and related tax effect for the fiscal years ending March 31 are as follows:


                                                                                                             2000
                                                                                         ----------------------------------------
                                                                                         Before-tax   Tax (Benefit)     After-Tax
(In Thousands)                                                                               Amount         Expense        Amount
---------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding (losses) during period .......................................        $  (815)        $  (297)      $  (518)
   Less: reclassification adjustment for (gains) realized in net income ............         (1,013)           (379)         (634)
                                                                                            -------         -------       -------
     Other comprehensive loss ......................................................        $(1,828)        $  (676)      $(1,152)
                                                                                            =======         =======       =======


                                                                                                             1999
                                                                                         ----------------------------------------
                                                                                         Before-tax   Tax (Benefit)     After-Tax
(In Thousands)                                                                               Amount         Expense        Amount
---------------------------------------------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
   Unrealized holding gains during period ..........................................        $   199         $    85       $   114
   Less: reclassification adjustment for (gains) realized in net income ............           (580)           (249)         (331)
                                                                                            -------         -------       -------
     Other comprehensive loss ......................................................        $  (381)        $  (164)      $  (217)
                                                                                            =======         =======       =======

See accompanying notes to consolidated financial statements.

15   Central Bancorp 2000 Annual Report
                                           consolidated statements of cash flows


                                                                                                  Fiscal Years Ended March 31,
                                                                                            ---------------------------------------
(In Thousands)                                                                                   2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income .........................................................................     $   3,333      $   2,682      $   3,047
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization ...................................................           462            729            447
      Amortization of premiums and discounts ..........................................           132            461            209
      Amortization of goodwill ........................................................           288            288            288
      Increase in deferred tax assets .................................................          (327)          (175)          (388)
      Net gains from sales of investment and mortgage-backed securities ...............        (1,013)          (580)        (1,051)
      Net gain from sale of building ..................................................            --           (105)            --
   Cumulative effect of change in accounting principle ................................           234             --             --
   Proceeds from sales of loans .......................................................            --             --            193
   Proceeds from sales of real estate acquired by foreclosure .........................            --             --            141
   (Increase) decrease in accrued interest receivable .................................          (422)           296             (1)
   Decrease (increase) in other assets ................................................            59           (256)           175
   (Decrease) increase in advance payments by borrowers for taxes and insurance .......          (336)           160            105
   Increase (decrease) in accrued interest payable ....................................           251           (192)           167
   Increase (decrease) in accrued expenses and other liabilties .......................           415           (560)           329
                                                                                            ---------      ---------      ---------
      Net cash provided by operating activities .......................................         3,076          2,748          3,661
                                                                                            =========      =========      =========

Cash flows from investing:
   Principal collected on loans .......................................................        68,641        112,825         62,384
   Loan originations ..................................................................      (108,363)      (111,231)      (109,736)
   Principal payments on mortgage-backed securities available for sale ................         9,420         14,942         12,454
   Purchase of mortgage-backed securities available for sale ..........................        (3,216)            --        (29,528)
   Purchase of investment securities available for sale ...............................       (18,500)       (16,622)        (3,915)
   Proceeds from sales of investment securities available for sale ....................         6,159          4,049          3,955
   Maturities of investment securities held to maturity ...............................            --          4,000             --
   Maturities of investment securities available for sale .............................         2,500         15,100         13,300
   Net decrease (increase) in short-term investments ..................................         2,137        (13,618)          (283)
   Purchase of stock in Federal Home Loan Bank of Boston ..............................        (2,450)          (200)          (818)
   Proceeds from sale of land and building ............................................            --            239             --
   Purchase of office properties and equipment, net ...................................          (130)          (576)          (516)
                                                                                            ---------      ---------      ---------
      Net cash (used) provided by investing activities ................................       (43,802)         8,908        (52,703)
                                                                                            ---------      ---------      ---------

                                   Continued

16   Central Bancorp 2000 Annual Report

                                   Continued


                                                                                                  Fiscal Years Ended March 31,
                                                                                            ---------------------------------------
(In Thousands)                                                                                   2000           1999           1998
-----------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Net (decrease) increase in deposits ................................................        (8,124)        (9,901)        17,271
   Proceeds from advances from FHLB of Boston .........................................       155,500         43,495         95,000
   Payments on advances from FHLB of Boston ...........................................      (101,500)       (45,495)       (61,000)

   Proceeds from exercise of stock options ............................................            22             14             --
   Purchase of Treasury stock .........................................................        (3,043)            --             --
   Payments of dividends on common stock ..............................................          (689)          (629)          (629)

   Payments on ESOP note payable ......................................................           184            106            123
                                                                                            ---------      ---------      ---------
      Net cash provided (used) by financing activities ................................        42,350        (12,410)        50,765
                                                                                            ---------      ---------      ---------
      Net increase (decrease) in cash and due from banks ..............................         1,624           (754)         1,723
      Cash and due from banks at beginning of year ....................................         4,964          5,718          3,995
                                                                                            ---------      ---------      ---------
      Cash and due from banks at end of year ..........................................     $   6,588      $   4,964      $   5,718
                                                                                            =========      =========      =========

Supplemental disclosure of cash flow information:
   Cash paid during the year for:
      Interest ........................................................................     $  12,798      $  14,241      $  13,357
      Income taxes ....................................................................         2,094          2,413          2,100

Schedule of non-cash investing activities:
   Transfer from mortgage loans to real estate acquired by foreclosure ................     $      --      $      --      $     128

See accompanying notes to consolidated financial statements.

17   Central Bancorp 2000 Annual Report
                                      notes to consolidated financial statements
                                      March 31, 2000

1    Summary of Significant Accounting Policies

Central Bancorp, Inc. (the "Company"), a Massachusetts corporation, was organized by Central Bank (the "Bank") to be a bank holding company. The Company was organized at the direction of the Bank on September 30, 1998, to acquire all of the capital stock of the Bank upon the consummation of the reorganization of the Bank into the holding company form of ownership, which was completed on January 8, 1999. The Company's common stock, par value $1.00 per share (the "Common Stock"), became registered under the Securities Exchange Act of 1934 on January 8, 1999. The Company has no significant assets other than the common stock of the Bank and various other liquid assets that it invests in the ordinary course of business. For that reason, substantially all of the discussion in these consolidated financial statements relates to the operations of the Bank and its subsidiaries.
     Central Bank (the "Bank") was organized as a Massachusetts chartered co-operative bank in 1915 and converted from mutual to stock form in 1986. The primary business of the Bank is to acquire funds in the form of deposits and use the funds to make mortgage loans for the construction, purchase and refinancing of residential properties, and to a lesser extent, to make loans on commercial real estate in its market area. The Bank also makes a limited amount of consumer loans, including home improvement and secured and unsecured personal loans. The Bank is subject to competition from other financial institutions. The Company is subject to the regulations of, and periodic examinations by, the Federal Reserve Bank ("FRB"). The Bank is also subject to the regulations of, and periodic examination by, the Federal Deposit Insurance Corporation ("FDIC") and the Massachusetts Division of Banks. The Bank's deposits are insured by the Bank Insurance Fund of the FDIC for deposits up to $100,000 and the Share Insurance Fund (SIF) for deposits in excess of $100,000.
     The Company conducts its business through one operating segment, the Bank. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and income and expenses for the year. Actual results could differ from those estimates, if the conditions change.
     Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure, management obtains independent appraisals for significant properties.
     Certain prior fiscal year amounts have been reclassified to conform to the current year's presentation. The following is a summary of the significant accounting policies adopted by the Bank.

Cash and Due from Banks

The Bank is required to maintain cash and reserve balances with the Federal Reserve Bank. Such reserves are calculated based upon deposit levels and amounted to approximately $1,891,000 at March 31, 2000.

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

18   Central Bancorp 2000 Annual Report

     If a decline in fair value below the amortized cost basis of an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as a new cost basis and the amount of the write-down is included as a charge against gain on sale of investment and mortgage-backed securities.

Loans

Loans are reported at the principal amount outstanding, adjusted by unamortized discounts, premiums, and net deferred loan origination fees. Loans classified as held for sale in the secondary market are stated at the lower of aggregate cost or market value. Market value is estimated based on outstanding investor commitments or, in the absence of cash commitments, current investor yield requirements. Net unrealized losses, if any, are provided for in a valuation allowance by charges to operations.
     Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans and amortization of net deferred loan fees or costs are discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due 90 days with respect to interest or principal. The accrual on some loans, however, may continue even though they are more than 90 days past due if management deems it appropriate, provided that the loans are well secured and in the process of collection. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest. The Bank records interest income on nonaccrual and impaired loans on the cash basis of accounting.
     Loan origination fees, net of certain direct loan origination costs, are considered adjustments of interest-rate yield and are amortized into interest income over the loan term using the level-yield method. When loans are sold in the secondary market, the remaining balance of the amount deferred is included in determining the gain or loss on the sale.
     Impaired loans are commercial and commercial real estate loans for which it is probable that the Bank will not be able to collect all amounts due in accordance with the contractual terms of the loan agreement. Impaired loans, except those loans that are accounted for at fair value or at lower of cost or fair value, are accounted for at the present value of the expected future cash flows discounted at the loan's effective interest rate or as a practical expedient in the case of collateral dependent loans, the lower of the fair value of the collateral or the recorded amount of the loan. Management considers the payment status, net worth and earnings potential of the borrower, and the value and cash flow of the collateral as factors to determine if a loan will be paid in accordance with its contractual terms. Management does not set any minimum delay of payments as a factor in reviewing for impaired classification. Impaired loans are charged off when management believes that the collectiblity of the loan's principal is remote.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level which management considers adequate to provide for inherent probable losses based on an evaluation of known and inherent risks in the portfolio. Such evaluation includes identification of adverse situations that may affect the ability of certain borrowers to repay, a review of overall portfolio size, quality and composition, and an assessment of existing and anticipated economic conditions. While management uses available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. Additions to the allowance are charged to earnings; realized losses, net of recoveries, are charged to the allowance. Management believes that the allowance for loan losses is adequate.
     Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at their examination date.

19   Central Bancorp 2000 Annual Report

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

Goodwill

Goodwill arising from acquisitions is amortized on a straight-line basis over 15 years. On an ongoing basis, management evaluates the valuation of the remaining balance of goodwill.

Pension and Other Benefits

The Bank provides pension benefits for its employees in a multi-employer pension plan through membership in the Co-operative Banks Employees Retirement Association. Pension costs are funded as accrued.

Earnings Per Share

Basic earnings per share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

New Accounting Pronouncements

During 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Position ("SOP") 98-5, Accounting for Costs of a Start-Up Entity. SOP 98-5 requires organizational costs, which were being amortized, to be expensed and accounted for as a cumulative effect of a change in accounting principle. On April 1, 1999, the Bank expensed unamortized organizational costs resulting in a charge to earnings, net of taxes, of $234 thousand.
    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS 133 also provides for matching the timing of gain or loss recognition on the hedged asset or liability that is attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which defers the effective date of SFAS No. 133. SFAS No. 133 will be effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this Statement is not expected to have a material impact on the Company's financial position.

20   Central Bancorp 2000 Annual Report

2    Investments and Mortgage-Backed Securities (Dollars in Thousands)

The amortized cost and fair value of investments and mortgage-backed securities available for sale are summarized as follows:


                                                                                         March 31, 2000
                                                                   ---------------------------------------------------------
                                                                                        Gross Unrealized
                                                                   Amortized        ------------------------            Fair
                                                                        Cost          Gains           Losses           Value
----------------------------------------------------------------------------------------------------------------------------
Common and preferred stocks ...................................      $ 6,847        $   929          $  (631)        $ 7,145
U.S. Government and federal agency obligations ................       23,962             --           (1,009)         22,953
Other bonds and obligations ...................................        2,030              7               --           2,037
                                                                     -------        -------          -------         -------
      Total ...................................................      $32,839        $   936          $(1,640)        $32,135
                                                                     =======        =======          =======         =======

Mortgage-backed securities:
   GNMA .......................................................      $   434        $    --          $   (14)        $   420
   FNMA .......................................................       17,091              5             (400)         16,696
   FHLMC ......................................................        4,185             --              (50)          4,135
   CMOs .......................................................        2,152             --              (95)          2,057
                                                                     -------        -------          -------         -------
      Total ...................................................      $23,862        $     5          $  (559)        $23,308
                                                                     =======        =======          =======         =======


                                                                                         March 31, 1999
                                                                   ---------------------------------------------------------
                                                                                        Gross Unrealized
                                                                   Amortized        ------------------------            Fair
                                                                        Cost          Gains           Losses           Value
----------------------------------------------------------------------------------------------------------------------------
Common and preferred stocks ...................................      $ 5,682        $   844          $  (105)        $ 6,421
U.S. Government and federal agency obligations ................       15,500             22               --          15,522
                                                                     -------        -------          -------         -------
      Total ...................................................      $21,182        $   866          $  (105)        $21,943
                                                                     =======        =======          =======         =======

Mortgage-backed securities:
   GNMA .......................................................      $   698        $     2          $    (7)        $   693
   FNMA .......................................................       19,988             99             (194)         19,893
   FHLMC ......................................................        4,588             10              (73)          4,525
   CMOs .......................................................        4,916              1              (29)          4,888
                                                                     -------        -------          -------         -------
      Total ...................................................      $30,190        $   112          $  (303)        $29,999
                                                                     =======        =======          =======         =======

The maturity distribution (based on contractual maturities) and annual yields of mortgage-backed securities at March 31, 2000 and 1999 are as follows:


                                                                                          March 31, 2000
                                                                           --------------------------------------------
                                                                           Amortized             Fair            Annual
                                                                                Cost            Value             Yield
-----------------------------------------------------------------------------------------------------------------------
Due within one year ..................................................       $    --          $    --                --%
Due after one year but within five years .............................           687              410              6.56
Due after five years but within ten years ............................         6,469            6,376              7.01
Due after ten years ..................................................        16,706           16,522              6.26
                                                                             -------          -------
      Total ..........................................................       $23,862          $23,308              5.57%
                                                                             =======          =======
Weighted average remaining life (in years) ...........................         18.33


                                                                                          March 31, 1999
                                                                           --------------------------------------------
                                                                           Amortized             Fair            Annual
                                                                                Cost            Value             Yield
-----------------------------------------------------------------------------------------------------------------------
Due within one year ..................................................       $   942          $   925              6.13%
Due after one year but within five years .............................           943              946              6.57
Due after five years but within ten years ............................         4,656            4,687              7.19
Due after ten years ..................................................        23,649           23,441              6.87
                                                                             -------          -------
      Total ..........................................................       $30,190          $29,999              6.80%
                                                                             =======          =======
Weighted average remaining life (in years) ...........................         17.90

21   Central Bancorp 2000 Annual Report

Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments.
     The amortized cost and fair value of adjustable-rate federal agency obligations and mortgage-backed securities classified as available for sale amounted to $12,809 and $12,467, respectively, in 2000. The amortized cost and fair value of adjustable-rate federal agency obligations and mortgage-backed securities classified as available for sale amounted to $16,309 and $16,072, respectively, in 1999.
     The Bank had securities classified as available for sale with callable features that can be called prior to final maturity with an amortized cost of $22,962 and a fair value of $21,959 at March 31, 2000.
     Net realized gains on sales of investment securities classified as available for sale for the fiscal years ended March 31, 2000, 1999 and 1998 amounted to $1,013, $580 and $1,051, respectively.
     There were no sales of mortgage-backed securities classified as available for sale during the fiscal years ended March 31, 2000 and 1999.
     The maturity distribution (based on contractual maturities) and annual yields of investment securities (excluding common and preferred stocks) at March 31, 2000 and 1999 were as follows:


                                                                                          March 31, 2000
                                                                           --------------------------------------------
                                                                           Amortized             Fair            Annual
                                                                                Cost            Value             Yield
-----------------------------------------------------------------------------------------------------------------------
Due within one year ................................................         $ 1,000          $   994              6.15%
Due after one year but within five years ...........................           9,056            6,869              6.80
Due after five years but within ten years ..........................          15,936           17,127              6.48
                                                                             -------          -------
      Total ........................................................         $25,992          $24,990              6.57%
                                                                             =======          =======
Weighted average remaining life (in years) .........................            5.93


                                                                                          March 31, 1999
                                                                           --------------------------------------------
                                                                           Amortized             Fair            Annual
                                                                                Cost            Value             Yield
-----------------------------------------------------------------------------------------------------------------------
Due within one year ................................................         $   505          $   511              7.75%
Due after one year but within five years ...........................           3,001            3,017              6.39
Due after five years but within ten years ..........................          11,994           11,994              6.22
                                                                             -------          -------
       Total .......................................................         $15,500          $15,522              6.30%
                                                                             =======          =======
Weighted average remaining life (in years) .........................            6.20

A Federal Home Loan Bank bond with an amortized cost of $1,999 and fair value of $1,999 at March 31, 1999, was pledged to provide collateral for customers and for the Bank's employee tax withholdings that are to be remitted to the federal government in excess of the $100 of withholdings insured by the FDIC. No such bond was required at March 31, 2000.

22   Central Bancorp 2000 Annual Report

3  Mortgage Loans (In Thousands)

Mortgage loans as of March 31 are summarized below:

                                                             2000          1999
-------------------------------------------------------------------------------
Mortgage loans:
   Residential
      Fixed .........................................    $ 65,765      $ 72,115
      Adjustable ....................................     177,798       140,523
   Commercial .......................................      54,228        48,756
   Construction .....................................       9,765         5,269
   Second mortgages and home equity .................       7,403         7,462
   FHA and VA .......................................           7            21
                                                         --------      --------
                                                         $314,966      $274,146
                                                         =========     ========

At March 31, 2000 and 1999, net deferred loan costs of $280 and $81, respectively, were reflected as an addition to the appropriate loan categories.
     Mortgage and other loans on which the accrual of interest had been discontinued at March 31, 2000, 1999 and 1998 were $235, $419, and $357, respectively. Interest income not recognized on such loans amounted to $7, $16, and $11 in fiscal 2000, 1999 and 1998, respectively.
     At March 31, 2000 and 1999, there were no impaired loans. Impaired loans are measured using the fair value of collateral. During fiscal 2000, there were no impaired loans and during fiscal 1999, the average recorded value of impaired loans was $761. The Bank follows the same policy for recognition of income on impaired loans as it does for all other loans. During fiscal 2000 and 1999, there was no interest forgone on impaired loans that were not non-accrual loans.
     Mortgage loans serviced by the Bank for others amounted to $5,790 and $8,676 at March 31, 2000 and 1999, respectively. The Bank's lending activities are conducted principally in communities in the suburban Boston area. The Bank grants mortgage loans on residential property, commercial real estate, construction of residential homes, second mortgages, home equity and other loans. Substantially all loans granted by the Bank are secured by real estate collateral. The ability and willingness of residential mortgage borrowers to honor their repayment commitments are generally impacted by the level of overall economic activity within the borrowers' geographic areas and real estate values. The ability and willingness of commercial real estate and construction loan borrowers to honor their repayment commitments are generally impacted by the health of the real estate market in the borrowers' geographic area and the general economy.

4  Other Loans (In Thousands)

Other loans at March 31 are summarized below:
                                                             2000          1999
-------------------------------------------------------------------------------
Other loans:
   Commercial .......................................      $3,349        $4,391
   Secured by deposits ..............................       1,023         1,225
   Consumer .........................................          38            40
   Unsecured ........................................         637           544
                                                           ------        ------
                                                           $5,047        $6,200
                                                           ======        ======

23   Central Bancorp 2000 Annual Report

5  Loans to Directors and Officers (In Thousands)

The following summarizes the activity with respect to loans included in mortgage and other loans made to directors and officers and their related interests for the fiscal years ended March 31:
                                                                2000      1999
                                                               ---------------
Balance at beginning of period ............................    $ 563     $ 900
   New loans ..............................................       11        29
   New officers with loans outstanding ....................       --        94
   Repayment of principal .................................     (187)     (165)
   No longer a director ...................................     (144)     (295)
                                                               -----     -----
Balance at end of period ..................................    $ 243     $ 563
                                                               =====     =====

Loans included above were made in the Bank's ordinary course of business, on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons. All loans included above are performing in accordance with the terms of the respective loan.

6  Allowance for Loan Losses (In Thousands)


                                                                          March 31,
                                                             -------------------------------
                                                                2000        1999        1998
--------------------------------------------------------------------------------------------
Balance at beginning of period ..........................    $ 2,913     $ 2,886     $ 2,900
   Provision charged to expense .........................         --          --          --
   Amounts charged-off ..................................         (9)        (99)        (97)
   Recoveries on accounts previously charged-off ........         89         126          83
                                                             -------     -------     -------
Balance at end of period ................................    $ 2,993     $ 2,913     $ 2,886
                                                             =======     =======     =======

7  Stock in Federal Home Loan Bank of Boston (In Thousands)

As a member of the Federal Home Loan Bank of Boston ("FHLB of Boston"), the Bank is required to invest in $100 par value stock of the FHLB of Boston in an amount equal to 1% of its outstanding home loans or 1/20th of its outstanding advances from the FHLB of Boston, whichever is higher. The Bank's investment exceeded the required level by $250 and $500 at March 31, 2000 and 1999, respectively. If such stock is redeemed, the Bank will receive from the FHLB of Boston an amount equal to the par value of the stock.


8  The Co-operative Central Bank Reserve Fund

The Co-operative Central Bank Reserve Fund was established for liquidity purposes and consists of deposits required of all insured co-operative banks in Massachusetts. The Fund is used by The Co-operative Central Bank to advance funds to member banks or to make other investments.

24   Central Bancorp 2000 Annual Report

9 Office Properties and Equipment (In Thousands)

A summary of cost, accumulated depreciation and amortization of office properties and equipment at March 31 follows:

                                                              2000         1999
-------------------------------------------------------------------------------
Land ..................................................    $   589      $   589
Buildings .............................................      2,287        2,270
Furniture .............................................      5,376        5,301
Leasehold improvements ................................        474          459
                                                           -------      -------
                                                             8,726        8,619
Less accumulated depreciation and amortization ........     (6,508)      (6,069)
                                                           -------      -------
                                                           $ 2,218      $ 2,550
                                                           =======      =======

A summary of minimum rentals for future periods under non-cancelable operating leases follows:
                                                                        Minimum
                                                                        Rentals
-------------------------------------------------------------------------------
Years Ending March 31,
2001 ................................................................      $ 92
2002 ................................................................        92
2003 ................................................................        78
2004 ................................................................        59
2005 ................................................................        14
Thereafter ..........................................................         6


Rental expense for the fiscal years ended March 31, 2000, 1999 and 1998 was $123, $118 and $119, respectively


10 Deposits (Dollars in Thousands)

Deposits at March 31 are summarized as follows:


                                                                           2000                          1999
                                                               --------------------------------------------------------
                                                                  Amount   Interest Rates       Amount   Interest Rates
-----------------------------------------------------------------------------------------------------------------------
Demand (non interest-bearing) .......................           $ 18,634               --%    $ 14,949               --%
NOW accounts ........................................             32,218        1.01-1.52       28,657        1.00-1.50
Regular, club and 90-day notice .....................             61,475             2.00       61,090             2.00
Money market deposit accounts .......................             19,045        2.15-2.35       22,846        2.15-2.35
                                                                --------                      --------
                                                                 131,372                       127,542
                                                                --------                      --------
Term deposit certificates:
   Six-month money market ...........................             16,469        4.00-6.00       16,293        4.00-5.00
   Other ............................................            110,498        4.00-7.00      122,628        2.00-6.81
                                                                --------                      --------
      Total term deposit certificates ...............            126,967                       138,921
                                                                --------                      --------
                                                                $258,339                      $266,463
                                                                ========                      ========
Weighted average interest rate ......................                                3.37%                         3.45%
                                                                                =========                     =========

25   Central Bancorp 2000 Annual Report

Contractual maturities of term deposit certificates at March 31, 2000 are summarized as follows:

------------------------------------------------------------------------------
Years Ending March 31,
2001 ............................................................    $  79,372
2002 ............................................................       35,120
2003 ............................................................        9,087
2004 ............................................................          879
2005 ............................................................        2,509
                                                                     ---------
                                                                     $ 126,967
                                                                     =========

The aggregate amount of individual term deposit certificates with a minimum denomination of $100 or more was $24,937 and $22,367 at March 31, 2000 and 1999, respectively. Interest expense on these deposits was $795, $934 and $1,351 for fiscal years ended March 31, 2000, 1999 and 1998, respectively.

11 Advances from Federal Home Loan Bank of Boston (Dollars in Thousands)

Advances from FHLB of Boston, by year of maturity, at March 31 consist of the following,

                                                             2000         1999
------------------------------------------------------------------------------
Interest Rate       Due in Year Ending March 31,
6.05%               2000 ............................   $      --    $   2,000
5.76% - 6.24%       2001 ............................      18,000        1,000
6.34% - 6.67%       2002 ............................       4,000        4,000
5.19% - 5.71%       2003 ............................          --        4,000
4.99% - 5.69%       2004 ............................       5,000        5,000
4.89% - 5.89%       2008 ............................      26,000       14,000
4.49% - 5.52%       2009 ............................      18,000       20,000
5.32% - 6.21%       2010 ............................      33,000           --
5.49% - 5.69%       2013 ............................          --        7,000
5.49%               2014 ............................       2,000           --
5.25%               2015 ............................       5,000           --
                                                        ---------    ---------
                                                        $ 111,000    $  57,000
                                                        =========    =========
Weighted average interest rate ......................        5.66%        5.34%
                                                        =========    =========

The FHLB of Boston is authorized to make advances to its members subject to such regulations and limitations as the Federal Home Loan Bank Board may prescribe. The advances are secured by FHLB of Boston stock and a blanket lien on certain qualified collateral, defined principally as 90% of the fair value of U.S. Government and federal agency obligations and 75% of the carrying value of first mortgage loans on owner-occupied residential property. Applying these ratios, the Bank's overall borrowing capacity was approximately $202,400 and $174,500 at March 31, 2000 and 1999, respectively.
     Some of these advances have call features that allow the FHLB of Boston to require payment in full prior to the stated maturity.
     The highest month-end balance of FHLB of Boston advances outstanding was $113,000, $64,000, and $63,000 during the fiscal years ended March 31, 2000, 1999 and 1998, respectively.

26   Central Bancorp 2000 Annual Report

12 Income Taxes (Dollars in Thousands)

The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

Income tax expense (benefit) was allocated as follows:


                                                                                Fiscal Years ended March 31,
                                                                            ----------------------------------
                                                                                2000         1999         1998
--------------------------------------------------------------------------------------------------------------
Current income tax expense:
   Federal .............................................................    $  1,745     $  1,669     $  1,101
   State ...............................................................          44          366          451
                                                                            --------     --------     --------
      Total current tax expense ........................................       1,789        2,035        1,552
Deferred income tax expense (benefit) ..................................         343         (175)         564
Change in valuation reserve ............................................          --           --         (122)
                                                                            --------     --------     --------
      Total income tax expense .........................................    $  2,132     $  1,860     $  1,994
                                                                            ========     ========     ========

Income tax expense for the periods presented is different from the amounts computed by applying the statutory Federal income tax rate to income before taxes. The differences between expected tax rates and effective tax rates are as follows:


                                                                                 Fiscal Years ended March 31,
                                                                                ------------------------------
                                                                                2000         1999         1998
--------------------------------------------------------------------------------------------------------------
Statutory Federal tax rate .............................................        34.0%        34.0%        34.0%
Items affecting Federal income tax rate:
   Dividends received deduction ........................................        (0.4)        (0.6)        (0.9)
   Goodwill amortization ...............................................         1.8          2.2          1.9
   State income taxes, net of Federal income tax benefit ...............         1.6          4.7          8.0
   Other ...............................................................         0.4          0.7         (1.0)
   Change in valuation reserve .........................................          --           --         (2.4)
                                                                                ----         ----         ----
                                                                                37.4%        41.0%        39.6%
                                                                                ====         ====         ====

The components of gross deferred tax assets and gross deferred tax liabilities that have been recognized as of March 31 are as follows:

                                                               2000       1999
------------------------------------------------------------------------------
Deferred tax assets:
   Loan losses ..........................................    $  547     $  545
   Deferred loan origination fees .......................        74        274
   Depreciation .........................................       258        215
   Post-employee retirement benefit accrual .............       201        201
   Unrealized depreciation on securities ................       433         --
   Other ................................................        56         82
                                                             ------     ------
Gross deferred tax asset ................................     1,569      1,317
   Valuation reserve ....................................        --         --
                                                             ------     ------
      Net deferred tax asset ............................     1,569      1,317
                                                             ------     ------
Deferred tax liabilities:
   Accrued dividend receivable ..........................        44         22
   Deferred loan origination fees .......................       454        308
   Unrealized appreciation on securities ................        --        243
                                                             ------     ------
   Gross deferred tax liability .........................       498        573
                                                             ------     ------
      Net deferred tax asset ............................    $1,071     $  744
                                                             ======     ======

27   Central Bancorp 2000 Annual Report

Based on the Bank's historical and current pretax earnings, management believes it is more likely than not that the Bank will realize the net deferred tax asset existing at March 31, 2000. Further, management believes the existing net deductible temporary differences will reverse during periods in which the Bank generates net taxable income. At March 31, 2000, recoverable income taxes, plus estimated taxes for fiscal 2001, exceed the amount of the net deferred tax asset. There can be no assurance, however, that the Bank will generate any earnings or any specific level of continuing earnings.
     The unrecaptured base year tax bad debt reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provision of present law that requires recapture in the case of certain excess distributions to shareholders. The tax effect of pre-1988 bad debt reserves subject to recapture in the case of certain excess distributions is approximately $1,300.

13 Financial Instruments with Off-Balance Sheet Risk (In Thousands)

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

Financial instruments with off-balance sheet risk as of March 31 follow:

                                                                2000       1999
-------------------------------------------------------------------------------
Unused lines of credit ..................................    $10,243    $ 9,873
Unadvanced portions of construction loans ...............      4,427      2,294
Unadvanced portions of commercial loans .................      3,468      1,998
Commitments to originate commercial loans ...............     15,713      1,775
Commitments to originate residential mortgage loans:
   Fixed rate ...........................................      1,104      3,220
   Adjustable rate ......................................      1,270      3,221

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

28   Central Bancorp 2000 Annual Report

14 Stockholders' Equity (Dollars in Thousands)

The Company's ability to pay dividends to shareholders is largely dependent on the ability of the Bank to pay dividends to the Company. The Bank may not declare or pay cash dividends on its common stock if the effect thereof would cause its equity to be reduced below regulatory capital requirements, or if such declaration and payment would otherwise violate regulatory requirements.
     The Company has adopted a Shareholder Rights Plan. The plan entitles each shareholder to purchase the Company's stock at a discount price in the event any person or group of persons exceeds predetermined ownership limitations of the Company's outstanding common stock and, in certain circumstances, engages in specific activities deemed adverse to the interests of the Company's shareholders. This plan expires on October 24, 2001.
     The Bank is subject to various regulatory capital requirements administered by the federal banking services. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulations that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of risk-weighted, core and tangible capital (as defined). Management represents that, as of March 31, 2000, the Bank met all capital adequacy requirements to which it is subject.
     The most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum risk-weighted capital, core capital and tangible ratios as set forth in the table. As of March 31, 2000, the Bank was categorized as "well capitalized" based on its ratios of risk-weighted core and tangible capital. There are no conditions or events, since that notification, that management believes would cause a change in the Bank's categorization.
     The minimum core (leverage) capital ratio (stockholders' equity divided by total assets) required for banks with a CAMEL rating of 1 is 3.00% and 4.00%- 5.00% for all others. The Bank must have a minimum total risk-based capital ratio of 8.00% (of which 4.00% must be Tier I capital, consisting of common stockholders' equity). At March 31, 2000 and 1999, the Bank's capital ratios were in excess of all required standards.
     The Bank's actual capital amounts and ratios are presented in the table. No deduction was taken from capital for interest-rate risk. The Bank's core/leverage, Tier 1 risk-based and total risk-based capital together with related regulatory minimum requirements are summarized below:

                                                         March 31, 2000
                                               --------------------------------
                                                   Core      Tier 1       Total
                                               Leverage  Risk-based  Risk-based
                                                Capital     Capital     Capital
-------------------------------------------------------------------------------
Regulatory capital measure:
   Amount .................................     $36,251     $34,268     $37,376
   Ratio ..................................        8.85%      13.31%      14.52%
Adequately capitalized requirement:
   Amount .................................     $16,382     $10,295     $20,591
   Ratio ..................................        4.00%       4.00%       8.00%
Well capitalized requirement:
   Amount .................................     $20,478     $15,443     $25,739
   Ratio ..................................        5.00%       6.00%      10.00%

29   Central Bancorp 2000 Annual Report

                                                         March 31, 2000
                                               --------------------------------
                                                   Core      Tier 1       Total
                                               Leverage  Risk-based  Risk-based
                                                Capital     Capital     Capital
-------------------------------------------------------------------------------
Regulatory capital measure:
   Amount .................................     $36,441     $33,115     $35,932
   Ratio ..................................       10.00%      15.50%      16.82%
Adequately capitalized requirement:
   Amount .................................     $14,578     $ 8,544     $17,088
   Ratio ..................................        4.00%       4.00%       8.00%
Well capitalized requirement:
   Amount .................................     $18,223     $12,816     $21,360
   Ratio ..................................        5.00%       6.00%      10.00%

15 Employee Benefits (Dollars in Thousands, Except Per Share Data)

Pension Plan

As a participating employer in the Co-operative Banks Employees' Retirement Association ("CBERA"), a multi-employer plan, the Bank has in effect a noncontributory defined benefit plan ("Pension Plan") and a defined contribution plan ("Savings Plan") covering substantially all eligible officers and employees.
     Benefits under the Pension Plan are determined at the rate of 1% and 1.5%, respectively, of certain elements of final average pay times years of credited service and are generally provided at age 65 based on years of service and the average of the participants' three highest consecutive years of compensation from the Bank. Employee contributions are made to a revised Savings Plan which qualifies under section 401(k) of the Internal Revenue Code of 1986, as amended. Such contributions are matched on a one-half for-one basis by the Bank up to a maximum of 5% of each employee's salary. Pension benefits and employer contributions to the Savings Plan become vested over six years.
     Expenses for the Pension Plan and the Savings Plan were $363, $202 and $350 for the fiscal years ended March 31, 2000, 1999 and 1998, respectively. Forfeitures are used to reduce expenses of the plans.

Stock Option Plan

The Company has adopted two Stock Option Plans for the benefit of officers and other employees.
     Under the first plan, the Company reserved 184,000 shares of authorized but unissued common stock for issuance under the Plan. During fiscal 1999, 2,000 options were exercised resulting in an additional $14 of capital being recorded. During fiscal 2000, 3,000 shares were exercised resulting in an additional $22 of capital being recorded. Of the 25,000 options outstanding under the first plan at March 31, 2000, all were exercisable with an average exercise price per share of $16.25.
     Under the second plan, the Company reserved 97,500 shares of authorized but unissued common shares for issuance under the plan. During fiscal 2000, options to purchase 32,499 shares were granted at an average exercise price of $20.25 per share and none of these options were exercised. The exercise price of any option granted will not be less than the fair market value of the common stock on the date of grant of the option.

Employee Stock Ownership Plan

During fiscal 1991, the Bank established an Employee Stock Ownership Plan ("ESOP") that is authorized to purchase shares of outstanding common stock of the Company from time to time in the open market or in negotiated transactions. The ESOP is a tax-qualified defined contribution plan established for the exclusive benefit of the Company's employees.

30   Central Bancorp 2000 Annual Report

     During fiscal 1995 and fiscal 1996, the ESOP purchased 10,000 shares and 18,000 shares of the Bank's outstanding common stock, respectively. The ESOP is repaying its loan to the Bank with funds from the Bank's contributions to the plan and earnings from the ESOP's assets. Repayments of $183, $184 and $185 were made during fiscal 2000, 1999 and 1998, respectively. The scheduled repayment of the amount outstanding at March 31, 2000 is as follows:

---------------------------------------------------------------------------
2001 .............................................................    $ 130
2002 .............................................................      130
2003 .............................................................      130
Thereafter .......................................................       43

Compensation expense is recognized as the ESOP shares are allocated to participants in the plan and was $130, $51 and $68 for fiscal 2000, 1999 and 1998, respectively.

The components of the life plan and medical plan for the years ended March 31, 2000 and 1999, respectively, follow:


                                                                                           2000                      1999
                                                                                  ------------------------------------------------
                                                                                    Life       Medical          Life       Medical
                                                                                    Plan          Plan          Plan          Plan
----------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefits obligation:
   Retirees ................................................................       $(193)        $(397)        $(206)        $(533)
   Fully eligible participants .............................................         (40)         (283)          (50)         (248)
   Other plan participants .................................................          --            --            --            --
                                                                                   -----         -----         -----         -----
      Total ................................................................       $(233)        $(680)        $(256)        $(781)
                                                                                   =====         =====         =====         =====

Change in projected benefit obligation:
   Accumulated benefit obligations at prior year-end .......................       $(256)        $(781)        $(239)        $(730)
   Service cost less expense component .....................................          --            --            --            --
   Interest cost ...........................................................         (17)          (48)          (17)          (51)
   Actuarial gain (loss) ...................................................          21            69            (2)          (28)
   Assumptions .............................................................          18            46            --            --
   Benefits paid ...........................................................           1            34             2            28
                                                                                   -----         -----         -----         -----
      Accumulated benefit obligation at year-end ...........................       $(233)        $(680)        $(256)        $(781)
                                                                                   =====         =====         =====         =====

Change in plan assets:
   Fair value of plan assets at prior fiscal year-end ......................       $  --         $  --         $  --         $  --
   Actual return on plan assets ............................................          --            --            --            --
   Employer contribution ...................................................           1            34             2            28
   Benefits paid end expenses ..............................................          (1)          (34)           (2)          (28)
                                                                                   -----         -----         -----         -----
      Fair value of plan assets at current fiscal year-end .................       $  --         $  --         $  --         $  --
                                                                                   =====         =====         =====         =====

Funded status ..............................................................       $(233)        $(680)        $(256)        $(781)
Unrecognized net obligation ................................................         111           322           121           347
Unrecognized prior year service ............................................          --            --             8            --
Unrecognized net (loss) gain ...............................................         (64)           53           (32)          193
                                                                                   -----         -----         -----         -----
(Accrued) benefit cost recognized in financial position ....................       $(186)        $(305)        $(159)        $(241)
                                                                                   =====         =====         =====         =====

Reconciliation of (accrual) prepaid:
   (Accrued) prepaid pension cost at prior year-end ........................       $(159)        $(241)        $(119)        $(186)
   Minus net periodic cost .................................................         (28)          (98)          (41)          (83)
   Plus employee contributions .............................................           1            34             1            28
                                                                                   -----         -----         -----         -----
      (Accrued) prepaid cost ...............................................       $(186)        $(305)        $(159)        $(241)
                                                                                   =====         =====         =====         =====

Benefit obligation weighted average assumption as of fiscal year-end:
   Discount rate ...........................................................        7.75%         7.75%         7.00%         7.00%
   Expected return on plan assets ..........................................        7.75%         7.75%         7.00%         7.00%
   Rate of compensation increase ...........................................          --            --            --            --

31   Central Bancorp 2000 Annual Report


                                                                                          2000                       1999
                                                                                 -------------------------------------------------
                                                                                 Life        Medical           Life        Medical
                                                                                 Plan           Plan           Plan           Plan
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           1 Percentage Point Increase
                                                                                 -------------------------------------------------
Impact of 1% change in health care trend rates:
   Effect on total service and interest cost components ................          n/a          $  (5)           n/a          $  (9)
   Effect on the post retirement benefit obligation ....................          n/a          $  72            n/a          $  67
Components of net periodic benefit obligations:
   Service cost ........................................................        $  --          $  --          $  --          $  --
   Interest cost .......................................................           17             49             17             51
   Expected return on plan assets ......................................           --             --             --             --
   Amortization of prior service cost ..................................           17             25             25             25
   Recognized actuarial (gain) loss ....................................           (6)            24             (1)             7
                                                                                -----          -----          -----          -----
      Net periodic benefit cost for fiscal year ending .................        $  28          $  98          $  41          $  83
                                                                                =====          =====          =====          =====

Periodic benefit cost weighted average assumptions:
   Discount rate .......................................................         7.00%          7.00%          7.00%          7.00%
   Expected return on plan assets ......................................         7.00%          7.00%          7.00%          7.00%
   Rate of compensation increase .......................................           --             --             --             --

For measurement purposes, a 9.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for the fiscal year ended March 31, 1999. The rate was assumed to decrease gradually to 5.5% for the fiscal year ending March 31, 2003 and remain at that level thereafter.

16 Legal Proceedings

The Bank is a party to certain litigation in the normal course of business. Management and counsel are of the opinion that the aggregate liability, if any, resulting from such litigation would not be material to the Bank's financial position.


17 Fair Values of Financial Instruments (In Thousands)

Estimated fair value amounts have been determined using available quoted market information or other appropriate valuation methods. Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.
     Other significant assets and liabilities that are not considered financial assets or liabilities include real estate acquired by foreclosure and office properties and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair values and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.
     The following methods and assumptions were used by the Bank in estimating fair values of its financial instruments:

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

32   Central Bancorp 2000 Annual Report

Loans

The fair values of loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The incremental credit risk for nonper-forming loans has been considered in the determination of the fair value of loans.

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

Off-Balance Sheet Instruments

The Bank's commitments for unused lines of credit and unadvanced portions of loans are at floating rates, which approximate current market rates, and, therefore, no fair value adjustment has been made.

Advances from FHLB of Boston

Fair values of advances from FHLB of Boston are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of aggregated monthly maturities and anticipated calls on FHLB advances.

Advance Payments by Borrowers for Taxes and Insurance and Accrued Interest
Payable

The carrying values reported in the balance sheet for advance payments by borrowers for taxes and insurance and accrued interest payable approximate their fair value because of the short maturity of these accounts.

The estimated carrying amounts and fair values of the Bank's financial instruments are as follows:


                                                                        At March 31, 2000           At March 31, 1999
                                                                    ----------------------------------------------------
                                                                    Carrying      Estimated      Carrying      Estimated
                                                                      Amount     Fair Value        Amount     Fair Value
------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks ........................................    $  6,588       $  6,588      $  4,964       $  4,964
Short-term investments .........................................      14,802         14,802        16,939         16,939
Investments available for sale:
   Investment securities .......................................      32,135         32,135        21,943         21,943
   Mortgage-backed securities ..................................      23,308         23,308        29,999         29,999
Net loans ......................................................     317,020        310,543       277,433        281,421
Accrued interest receivable ....................................       2,036          2,036         1,614          1,614
Stock in Federal Home Loan Bank of Boston, at cost .............       5,800          5,800         3,350          3,350
The Co-operative Central Bank Reserve Fund .....................       1,576          1,576         1,576          1,576

Liabilities
Deposits .......................................................    $258,339        258,332      $266,463       $267,340
Advances from Federal Home Loan Bank of Boston .................     111,000        110,200        57,000         55,575
Advance payments by borrowers for taxes and insurance ..........       1,053          1,053         1,389          1,389
Accrued interest payable .......................................         542            542           291            291

33   Central Bancorp 2000 Annual Report

18 Parent Company Only Condensed Financial Statements (In Thousands)

The following are the condensed financial statements for Central Bancorp, Inc. (the "Parent") only:


Balance Sheets                                                                                                March 31,
                                                                                                     ----------------------
                                                                                                         2000          1999
---------------------------------------------------------------------------------------------------------------------------
Assets
Cash deposit in subsidiary bank ..................................................................    $ 1,046       $ 2,081
Investment in subsidiary, at equity ..............................................................     36,251        36,441
Other assets .....................................................................................        100           235
                                                                                                      -------       -------
   Total assets ..................................................................................    $37,397       $38,757
                                                                                                      =======       =======

Liabilities and Stockholders' Equity
Accrued expenses and other liabilities ...........................................................    $    --       $    15
Total stockholders' equity .......................................................................     37,397        38,742
                                                                                                      -------       -------
   Total liabilities and stockholders' equity ....................................................    $37,397       $38,757
                                                                                                      =======       =======


Statements of Income                                                                            Fiscal Year Ended March 31,
                                                                                                ---------------------------
                                                                                                         2000          1999
---------------------------------------------------------------------------------------------------------------------------
Dividend income ..................................................................................    $ 3,012       $ 2,500
Non-interest expense .............................................................................        331            62
                                                                                                      -------       -------
   Income before income taxes ....................................................................      2,681         2,438
Income tax benefit ...............................................................................        109            20
                                                                                                      -------       -------
   Net income before cumulative effect of change in accounting principle .........................      2,790         2,458
Cumulative effect of change in accounting principle, net of taxes ................................       (234)           --
                                                                                                      -------       -------
   Net income before equity in net income of subsidiary ..........................................      2,556         2,458
Equity in net income of subsidiary ...............................................................        777           224
                                                                                                      -------       -------
   Net income ....................................................................................    $ 3,333       $ 2,682
                                                                                                      =======       =======


Statements of Cash Flows                                                                        Fiscal Year Ended March 31,
                                                                                                ---------------------------
                                                                                                         2000          1999
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income ....................................................................................    $ 3,333       $ 2,682
   Adjustments to reconcile net income to net cash provided by operating activities:
      Equity in undistributed income of subsidiary ...............................................       (777)         (224)
      Increase in other assets ...................................................................       (100)         (235)
      (Decrease) increase in accrued expenses and other liabilities ..............................        (15)           15
      Cumulative effect of change in accounting principle ........................................        234            --
                                                                                                      -------       -------
         Net cash provided by operating activities ...............................................      2,675         2,238
                                                                                                      -------       -------
Cash flows from financing activities:
   Proceeds from exercise of stock options .......................................................         22            --
   Purchase of Treasury stock ....................................................................     (3,043)           --
   Cash dividends paid ...........................................................................       (689)         (157)
                                                                                                      -------       -------
         Net cash used by financing activities ...................................................     (3,710)         (157)
                                                                                                      -------       -------
Net (decrease) increase in cash deposit in subsidiary bank .......................................     (1,035)        2,081
Cash deposit in subsidiary bank at beginning of year .............................................      2,081            --
                                                                                                      -------       -------
Cash deposit in subsidiary bank at end of year ...................................................    $ 1,046       $ 2,081
                                                                                                      =======       =======

34   Central Bancorp 2000 Annual Report

19 Quarterly Results of Operations (Unaudited) (In Thousands, Except Per Share
   Data)


                                                                                                       2000 Quarters
                                                                                     -----------------------------------------------
                                                                                       First        Second        Third       Fourth
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income ..................................................      $ 6,227       $ 6,314      $ 6,779      $ 7,104
Interest expense ..............................................................        3,097         3,038        3,302        3,612
                                                                                     -------       -------      -------      -------
   Net interest and dividend income ...........................................        3,130         3,276        3,477        3,492
Non-interest income ...........................................................          278           660          394          337
Operating expenses ............................................................        2,233         2,268        2,248        2,596
                                                                                     -------       -------      -------      -------
   Income before income taxes .................................................        1,175         1,668        1,623        1,233
Income tax ....................................................................          462           636          603          431
                                                                                     -------       -------      -------      -------
   Net income before cumulative effect of change in accounting principle ......          713         1,032        1,020          802
Cumulative effect of change in accounting principle, net of taxes .............         (234)           --           --           --
                                                                                     -------       -------      -------      -------
Net income ....................................................................      $   479       $ 1,032      $ 1,020      $   802
                                                                                     =======       =======      =======      =======
Earnings per common share:
   Before cumulative effect of change in accounting principle .................      $  0.37       $  0.54      $  0.55      $  0.44
                                                                                     =======       =======      =======      =======
   Before cumulative effect of change in accounting principle-
      assuming dilution .......................................................      $  0.37       $  0.54      $  0.55      $  0.44
                                                                                     =======       =======      =======      =======
   After cumulative effect of change in accounting principle ..................      $  0.25       $  0.54      $  0.55      $  0.44
                                                                                     =======       =======      =======      =======
   After cumulative effect of change in accounting principle-
      assuming dilution .......................................................      $  0.25       $  0.54      $  0.55      $  0.44
                                                                                     =======       =======      =======      =======



                                                                                                       1999 Quarters
                                                                                     -----------------------------------------------
                                                                                       First        Second        Third       Fourth
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income ..................................................      $ 6,563       $ 6,649      $ 6,619      $ 6,165
Interest expense ..............................................................        3,661         3,688        3,521        3,179
                                                                                     -------       -------      -------      -------
   Net interest and dividend income ...........................................        2,902         2,961        3,098        2,986
Non-interest income ...........................................................          331           188          358          491
Operating expenses ............................................................        2,111         2,210        2,331        2,121
                                                                                     -------       -------      -------      -------
   Income before income taxes .................................................        1,122           939        1,125        1,356
Income tax ....................................................................          451           375          454          580
                                                                                     -------       -------      -------      -------
   Net income .................................................................      $   671       $   564      $   671      $   776
                                                                                     =======       =======      =======      =======
Earnings per common share .....................................................      $  0.35       $  0.29      $  0.35      $  0.40
                                                                                     =======       =======      =======      =======
Earnings per common share-assuming dilution ...................................      $  0.34       $  0.29      $  0.35      $  0.40
                                                                                     =======       =======      =======      =======


35   Central Bancorp 2000 Annual Report
                                                    independent auditors' report


The Board of Directors and Stockholders

Central Bancorp, Inc.:

We have audited the consolidated balance sheets of Central Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Central Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ KPMG LLP

Boston, Massachusetts
April 26, 2000

36   Central Bancorp 2000 Annual Report
                                                          directors and officers

Board of Directors

Joseph R. Doherty
Chairman
Central Bancorp, Inc.

John D. Doherty
President & Chief Executive Officer
Central Bancorp, Inc.

Gregory W. Boulos
Partner
The Boulos Company

John F. Gilgun, Jr.
President
John F. Gilgun Agency

Terence D. Kenney
Assessor
City of Woburn

Nancy D. Neri
Manager
George L. Doherty Funeral Service, Inc.

John G. Quinn
President
Quinn Printing Company

Marat E. Santini
Consultant
Santini, Inc.

Honorary Director

Philibert L. Pellegrini, Esq.


Executive Officers

Joseph R. Doherty
Chairman

John D. Doherty
President & Chief Executive Officer

Paul S. Feeley
Senior Vice President & Treasurer/
Chief Financial Officer

David W. Kearn
Senior Vice President of Retail &
Lending

William P. Morrissey
Senior Vice President of Public Affairs

             The directors and officers of Central Bancorp, Inc.
             also serve as directors and officers of Central Bank.

                                                         stockholder information

Annual Meeting. The Annual Meeting of Stockholders of Central Bancorp, Inc., will be held at 11:00 a.m. on July 27, 2000, in the Main Auditorium of FleetBoston, 100 Federal Street, Boston, Massachusetts.

Investor Inquiries. Investors and other parties interested in obtaining information or who have questions about the Bank should contact Gladys N. Partamian, Vice President, 399 Highland Avenue, Somerville, MA 02144,
(617) 628-4000.

     The Bank's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, is available without charge.

Common Stock. On January 8, 1999, Central Bancorp, Inc. became the holding company for Central Bank, whose legal name is Central Co-operative Bank. The Bank became a public company on October 24, 1986 by issuing 1,840,000 shares of common stock at $7.50 a share. Central Bancorp's common stock is traded over-the-counter on the NASDAQ National Market System under the symbol CEBK. At March 31, 2000, there were 1,810,450 shares of common stock outstanding and approximately 280 holders of record of the common stock. This total does not reflect the number of persons or entities who held the stock in nominee or "street name" through various brokerage firms. In October 1996, the Company established a quarterly cash dividend policy and made its first dividend distribution on November 15, 1996; it has paid cash dividends on a quarterly basis since initiating the dividend program.
     The following tables list the high and low prices for Central Bancorp's common stock during each quarter of fiscal 2000 and fiscal 1999 as reported by NASDAQ, and the amounts and payable dates of the cash dividends paid during each quarter of fiscal 2000 and fiscal 1999. The stock quotations constitute interdealer prices without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.


Common Stock Prices                                                      Cash Dividends (payable dates)
Fiscal 2000         High        Low     Fiscal 1999    High       Low    Fiscal 2000   Amount    Fiscal 1999   Amount
-----------------------------------    ------------------------------    --------------------    --------------------
 6/30/99        $ 22.000   $ 19.375     6/30/98    $ 32.375  $ 25.000     5/21/99       $ .08     5/23/98       $ .08
 9/30/99          22.500     16.500     9/30/98      27.000    19.000     8/20/99         .08     8/21/98         .08
12/31/99          22.250     14.500    12/31/98      20.250    16.734    11/19/99         .10    11/20/98         .08
 3/31/00          16.750     14.500     3/31/99      21.000    15.750     2/18/00         .10     2/19/99         .08

Transfer Agent
   State Street Bank and Trust Company
     c/o EquiServe Limited Partnership
   P.O. Box 8200
   Boston, MA 02266-8200
   (800) 426-5523

Independent Auditors
   KPMG LLP
   99 High Street
   Boston, MA 02110-2371

Deposit Insurance
   Federal Deposit Insurance Corporation (FDIC)
   Share Insurance Fund (SIF)

Special Legal Counsel
   Stradley Ronon Housley
     Kantarian & Bronstein, LLP
   1220 19th Street N.W., Suite 700
   Washington, DC 20036

Website Home Page
   http://www.centralbk.com

  Central Bancorp, Inc.  399 Highland Avenue Somerville Ma 02144 617.628.4000












                            [Central Bancorp Logo]